                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)
                                       of
                                 Furon Company
                                       at
                              $25.50 Net Per Share
                                       by
                          FCY Acquisition Corporation
                     an indirect wholly owned subsidiary of
                                 Norton Company
                     an indirect wholly owned subsidiary of
                           Compagnie de Saint-Gobain


 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
           ON FRIDAY, OCTOBER 22, 1999, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK WITHOUT PAR VALUE (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS; COLLECTIVELY, THE "SHARES") OF FURON COMPANY (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY FCY ACQUISITION CORPORATION ("PURCHASER"), NORTON COMPANY ("PARENT") AND COMPAGNIE DE SAINT-GOBAIN ("SAINT-GOBAIN"), WOULD REPRESENT AT LEAST NINETY PERCENT (90%) OF THE TOTAL NUMBER OF OUTSTANDING SHARES AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 AND UNDER ANY APPLICABLE LAWS OF ITALY OR GERMANY REGULATING COMPETITION, ANTITRUST, INVESTMENT OR EXCHANGE CONTROLS HAVING EXPIRED OR BEEN TERMINATED.

   IN THE EVENT THAT MORE THAN 50% AND LESS THAN 90% OF THE SHARES THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, PURCHASER WILL, UNDER CERTAIN CIRCUMSTANCES DESCRIBED BELOW, EITHER EXERCISE THE TOP-UP STOCK OPTION DESCRIBED HEREIN OR REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO A NUMBER EQUAL TO 49.99% OF THE SHARES THEN OUTSTANDING.
                                ---------------

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT, THE SHAREHOLDER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED BELOW), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND HAS RECOMMENDED ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE COMPANY'S SHAREHOLDERS (IF SUCH APPROVAL IS REQUIRED BY APPLICABLE LAW).

   ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER.

                                ---------------
   Any shareholder desiring to tender Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing tendered Shares and all other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

   Any shareholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, brokers, dealers, commercial banks or trust companies.

                                ---------------
                      The Dealer Manager for the Offer is:
                            Lazard Freres & Co. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 632-6717
September 24, 1999

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

                                                                           Page
                                                                           ----
 1.  Terms of the Offer; Proration; Expiration Date.....................     3
 2.  Acceptance for Payment and Payment.................................     5
 3.  Procedure for Tendering Shares.....................................     6
 4.  Withdrawal Rights..................................................     8
 5.  Certain Tax Considerations.........................................     9
 6.  Price Range of Shares; Dividends...................................    10
 7.  Certain Information Concerning the Company.........................    10
 8.  Certain Information Concerning Purchaser, Parent and Saint-Gobain..    12
 9.  Source and Amount of Funds.........................................    15
     Background of the Offer; Past Contacts, Transactions or
 10. Negotiations with the Company......................................    15
 11. Purpose of the Offer; Plans for the Company........................    31
 12. Effect of the Offer on the Market for the Shares; Stock Exchange
     Listing(s);
     Registration under the Exchange Act................................    33
 13. Dividends and Distributions........................................    34
 14. Extension of Tender Period; Termination; Amendment.................    35
 15. Certain Conditions of the Offer....................................    36
 16. Certain Legal Matters; Regulatory Approvals........................    38
 17. Fees and Expenses..................................................    41
 18. Miscellaneous......................................................    42

Schedule I--Directors and Executive Officers of Saint-Gobain, Parent and
Purchaser

                                  INTRODUCTION

To the Holders of Common Stock of
 Furon Company:

   FCY Acquisition Corporation, a California corporation ("Purchaser") and an indirect wholly owned subsidiary of Norton Company, a Massachusetts corporation ("Parent") which is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain, a French corporation ("Saint-Gobain"), hereby offers to purchase all outstanding shares of Common Stock (the "Common Stock"), without par value, of Furon Company, a California corporation (the "Company"), and the associated preferred share purchase rights (the "Rights"; and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement dated as of April 30, 1999, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"), at $25.50 per Share (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all charges and expenses of Lazard Freres & Co. LLC (the "Dealer Manager" or "Lazard Freres"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer and the Merger (as defined below). See Section 17.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 below) a number of Shares which, together with Shares then owned by Purchaser, Parent and Saint-Gobain, would represent at least ninety percent (90%) of the total number of outstanding Shares (the "Minimum Condition") and
(2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and under any applicable laws of Italy or Germany regulating competition, antitrust, investment or exchange controls (the "Antitrust Laws") having expired or been terminated.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT, THE SHAREHOLDER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED BELOW), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND HAS RECOMMENDED ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE COMPANY'S SHAREHOLDERS (IF SUCH APPROVAL IS REQUIRED BY APPLICABLE LAW).

   ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER.

   LEHMAN BROTHERS, FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF SEPTEMBER 17, 1999, AND BASED UPON AND SUBJECT TO THE MATTERS SET FORTH THEREIN, THE $25.50 IN CASH TO BE PAID IN THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES. THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS CONTAINING THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION AS WELL AS THE LIMITATIONS OF SUCH OPINION IS INCLUDED WITH THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING MAILED TO SHAREHOLDERS CONCURRENTLY HEREWITH. SHAREHOLDERS ARE URGED TO READ THE FULL TEXT OF SUCH OPINION IN CONJUNCTION WITH THIS OFFER.

   The Offer is being made pursuant to an Agreement and Plan of Merger dated as of September 18, 1999 (the "Merger Agreement") among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, and in accordance with the applicable provisions of the California General Corporation Law (the "CGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Thereupon, each outstanding Share (other than Dissenting Shares (as hereinafter defined), Shares held by the Company as treasury stock and Shares owned by Parent, Purchaser or Saint-Gobain or any of their subsidiaries or any subsidiary of the Company) will be converted into and represent the right to receive $25.50 in cash or any higher price per Share that may be paid in the Offer, without interest. See Section 11.

   According to the Company, as of September 22, 1999, there were outstanding 18,508,997 Shares and options to purchase an aggregate of 1,996,709 Shares. Accordingly, Purchaser believes that (i) the initial Minimum Condition would be satisfied if approximately 16,658,097 Shares (constituting 90% of all outstanding Shares) are validly tendered pursuant to the Offer and not withdrawn and (ii) the Minimum Condition, if reduced to the Revised Minimum Number in accordance with the Merger Agreement, would be satisfied if approximately 9,252,638 Shares (constituting 49.99% of all outstanding Shares) are validly tendered pursuant to the Offer and not withdrawn (in each case assuming that no options to purchase Shares are exercised prior to the Expiration Date).

   The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The Merger Agreement provides that, in the event the Minimum Condition is not satisfied on any scheduled Expiration Date (as defined in Section 1) of the Offer, Purchaser may, without the consent of the Company (i) extend the Offer; (ii) amend the Offer to waive the Minimum Condition in contemplation of the exercise of the Top-Up Stock Option (as defined below) (to the extent the Top-Up Stock Option is exercisable at such time); or (iii) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled Expiration Date of the Offer (without giving effect to the exercise of the Top-Up Stock Option (as defined below)) and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date, when taken together with Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, Purchaser will (x) reduce the Minimum Condition to the Revised Minimum Number (defined below), (y) reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned directly or indirectly by Parent and Saint-Gobain, will equal 49.99% of the Shares then outstanding (the "Revised Minimum Number") and (z) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares. In the event that (a) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, (b) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (c) Shares have not been accepted for payment by Purchaser prior to November 10, 1999, Purchaser shall be required to take either the action contemplated by clause
(ii) or the action contemplated by clause (iii) above.

   If all of the conditions to the Offer are not satisfied or waived on any scheduled Expiration Date of the Offer and subject to the immediately preceding sentence, Purchaser will either (i) extend the Offer (but not later than November 10, 1999) until such conditions are satisfied or waived or (ii) exercise its rights described in clause (ii) or (iii) of the immediately preceding paragraph, if applicable; provided that (w) such conditions are reasonably capable of being satisfied, (x) the Company exercises its reasonable best efforts to cause such conditions to be satisfied, (y) an Acquisition Proposal (as defined below) shall not have been publicly announced and not withdrawn as of such scheduled expiration date and (z) the Company is in compliance with all of its covenants in the Merger Agreement.

   The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company, if required by the CGCL. Under the CGCL, if Purchaser acquires, pursuant to the Offer, the Stock Option Agreement, the Shareholder Agreement or otherwise, at least 90% of the Shares then outstanding, it will be able to effect the Merger without a vote of the shareholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, subject to the satisfaction or (to the extent permitted under the Merger Agreement) waiver of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer, without a meeting of shareholders of the Company, in accordance with Section 1110 of the CGCL. Under the CGCL, the Merger consideration paid to the shareholders of the Company may not be cash if Purchaser, Parent and Saint-Gobain own, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders of the Company consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If, pursuant to the Offer, the Stock Option Agreement, the Shareholder Agreement or otherwise, Purchaser does not acquire Shares that, taken together with Shares owned by Parent and Saint-Gobain, represent at least 90% of the Shares then outstanding as of any scheduled Expiration Date of the Offer, and Purchaser instead amends the Offer to reduce the number of shares subject to the Offer to the Revised Minimum Number (as described above), then Purchaser, together with Parent and Saint-Gobain, would own upon consummation of the Offer 49.99% of the Shares then outstanding, and would thereafter solicit the approval of the Merger and the Merger Agreement by a vote of the shareholders of the Company. Under such circumstances, a significantly longer period of time will be required to effect the Merger. For a description of the conditions set forth in the Merger Agreement and the CGCL as it relates to this transaction, see Sections 10, 11 and 15.

   Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, the Company entered into a Stock Option Agreement dated as of September 18, 1999 (the "Stock Option Agreement") with Parent and Purchaser. Pursuant to the Stock Option Agreement, the Company granted to Purchaser an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Purchaser, Parent and Saint-Gobain immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price, subject to the terms and conditions set forth in the Stock Option Agreement, including, without limitation, that the Top-Up Stock Option shall not be exercisable if the number of Shares that would otherwise be issued thereunder would exceed the number of authorized Shares available for issuance. If the Top-Up Stock Option is exercised by Purchaser (resulting in Purchaser, Parent and Saint-Gobain owning 90% or more of the Shares then outstanding), Purchaser will be able to effect a short-form Merger under the CGCL, subject to the terms and conditions of the Merger Agreement. For a description of the Stock Option Agreement, see Section 10.

   Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement,
J. Michael Hagan, Chairman and Chief Executive Officer of the Company has entered into a Shareholder Agreement with Purchaser dated as of September 18, 1999 (the "Shareholder Agreement") pursuant to which, among other things, Mr. Hagan has agreed to tender his Shares in the Offer. For a description of the Shareholder Agreement, see Section 10.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   1. Terms of the Offer; Proration; Expiration Date. Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and subject to reduction in the number of Shares subject to the Offer to a number equal to the Revised Minimum Number, Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, October 22, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

   The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition, expiration or termination of the waiting period applicable to Purchaser's acquisition of Shares pursuant to the Offer under the HSR Act and the Antitrust Laws. The Merger Agreement provides that no change or waiver may be made, without the prior written consent of the Company, that waives the Minimum Condition (other than in contemplation of the exercise of the Top-Up Option), changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Section 15, or is otherwise materially adverse to the holders of the Shares.

   The Merger Agreement provides that, notwithstanding the foregoing, without the consent of the Company, Purchaser will have the right to extend the Offer
(i) on two occasions for not more than ten business days on each occasion if, at the scheduled or extended Expiration Date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer or any period required by applicable law. If all of the conditions to the Offer are not satisfied or waived on any scheduled Expiration Date of the Offer, subject to the following paragraph, Purchaser will either (i) extend the Offer until such conditions are satisfied or waived (but not beyond November 10, 1999) or (ii) exercise its rights, if applicable, pursuant to clauses (ii) or
(iii) described in the immediately following paragraph; provided that (w) such conditions are reasonably capable of being satisfied, (x) the Company exercises its reasonable best efforts to cause such conditions to be satisfied, (y) an Acquisition Proposal (as defined below) shall not have been publicly announced and not withdrawn as of such scheduled expiration date and (z) the Company is in compliance with all of its covenants in the Merger Agreement.

   In the event the Minimum Condition is not satisfied on any scheduled Expiration Date of the Offer, Purchaser may, without the consent of the Company
(i) extend the Offer pursuant to the above paragraph; (ii) amend the Offer to waive the Minimum Condition in contemplation of the exercise of the Top-Up Stock Option (to the extent the Top-Up Stock Option is exercisable at such time); or (iii) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled Expiration Date (without giving effect to the exercise of the Top-Up Stock Option) and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date, when taken together with Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, Purchaser will (x) reduce the Minimum Condition to the Revised Minimum Number, (y) reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned directly or indirectly by Parent and Saint-Gobain, will equal the Revised Minimum Number and (z) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares. In the event that (a) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, (b) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (c) Shares have not been accepted for payment by Purchaser prior to November 10, 1999, Purchaser shall be required to take either the action contemplated by clause (ii) or the action contemplated by clause (iii) above.

   In addition to Purchaser's rights to extend and amend the Offer subject to the provisions of the Merger Agreement, Purchaser (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, pay for, and may delay the acceptance for payment of, or payment for, any tendered Shares and (ii) may terminate the Offer or amend the Offer as to any Shares not then paid for, if any of the conditions specified in Section 15 exists. Purchaser acknowledges that (a) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrences of any of the conditions specified in Section 15 without extending the period of time during which the Offer is open.

   Purchaser is required to give oral or written notice of any extension, delay, termination or amendment of the Offer to the Depositary. Any such extension, delay, termination or amendment will also be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act.

   Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase or decrease the number of Shares being sought or to increase or decrease the Offer Price (which would require the Company's consent), such increase or decrease in the number of Shares being sought or such increase or decrease in the Offer Price will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such increase or decrease in the number of Shares being sought or such increase or decrease in the Offer Price is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day, other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, New York City time.

   Under no circumstances will interest on the Offer Price for the Shares be paid, regardless of any extension of the Offer or delay in making such payment. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See Section 4.

   If proration is required as a result of any reduction in the number of Shares subject to the Offer to a number equal to the Revised Minimum Number, then, because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, Purchaser would not expect to announce the final results of proration until approximately seven New York Stock Exchange ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary and may also be able to obtain such preliminary information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

   The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and subject to reduction in the number of Shares subject to the Offer to a number equal to the Revised Minimum Number, Purchaser will accept for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as soon as practicable after Purchaser is legally permitted to do so under applicable law. The obligation of Purchaser to consummate the Offer and to accept for payment, and to pay for, all Shares validly tendered and not properly withdrawn will be subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions to the Offer set forth in Section 15. Subject to applicable rules and regulations of the Commission and to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 16 or in order to comply in whole or in part with any other applicable law.

   For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will interest be paid by Purchaser on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

   If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of the Offer.

   3. Procedure for Tendering Shares. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as hereinafter defined) to and received by the Depositary and forming a part of a book-entry confirmation which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. If the certificate for Shares is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or accepted for payment are to be issued, in the name of a person other than the registered holder(s), then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificate(s) representing such Shares and all other required documents to the Depositary by the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

     (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram or facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

   The method of delivery of Shares and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by a timely confirmation). If delivery is sent by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. In order to avoid such backup withholding, each tendering shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a shareholder is a non-resident alien or foreign entity not subject to back-up withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment.

   By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after September 18, 1999). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Such designees of Purchaser will be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that (a) such shareholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Shares complies with Rule 14e-4 and (c) such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

   All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 23, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

   To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   5. Certain Tax Considerations. Sales of Shares by shareholders of the Company pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state and local and other tax laws.

   In general, a shareholder will recognize gain or loss equal to the difference between the tax basis of his or her Shares and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the shareholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares.

   The foregoing discussion may not apply to shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code").

   The federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the Offer, including the effects of applicable state, local or other tax laws.

   6. Price Range of Shares; Dividends. The Shares are listed and traded on the NYSE under the symbol "FCY". The following table sets forth for the periods indicated the high and low closing sales prices per Share on the NYSE Composite Tape and the cash dividends paid per Share, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999 (the "Company 10-K") with respect to the fiscal years ended January 31, 1998 and January 30, 1999, and thereafter as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999 (the "Company 10-Q") and in published financial sources:

                                                        High     Low   Dividends
                                                       ------- ------- ---------
Year ended January 31, 1998
 First Quarter........................................ $12.250 $10.000   $0.03
 Second Quarter.......................................  15.813  11.250    0.03
 Third Quarter........................................  21.688  15.063    0.03
 Fourth Quarter.......................................  21.313  17.250    0.03
Year ended January 30, 1999
 First Quarter........................................ $25.375 $16.875   $0.03
 Second Quarter.......................................  20.875  14.813    0.03
 Third Quarter........................................  18.625  12.813    0.03
 Fourth Quarter.......................................  17.875  13.063    0.03
Current fiscal year
 First Quarter........................................ $17.875 $11.688   $0.03
 Second Quarter.......................................  19.380  16.438    0.03
 Third Quarter (through September 17, 1999)...........  18.063  15.188     N/M

   On September 23, 1999, the last full day of trading prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE Composite Tape was $25.00. On September 17, 1999, the last full day of trading prior to the public announcement of the transactions contemplated by the Merger Agreement, the reported closing sales price per Share on the NYSE Composite Tape was $16.3125.

SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

   7. Certain Information Concerning the Company. The Company is a California corporation with its principal executive offices located at 29982 Ivy Glenn Drive, Laguna Niguel, California 92677.

   According to the Company 10-K, the Company is a leading designer, developer and manufacturer of highly engineered products made primarily from specially formulated high performance polymer materials.

   The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company 10-Q. More comprehensive financial information is included in such 10-K and 10-Q and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                                 FURON COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA

                           Six Months Ended                Year Ended
                          -------------------  -----------------------------------
                          July 31,  August 1,  January 30, January 31, February 1,
                            1999      1998        1999        1998        1997
                          --------  ---------  ----------- ----------- -----------
                             (unaudited)
                                  (In thousands, except per Share data)
Consolidated Statements
 of Operations Data
Net Sales...............  $238,658  $244,851    $493,475    $485,631    $390,105
Cost of sales...........   162,334   167,388     338,885     329,325     281,581
                          --------  --------    --------    --------    --------
Gross profit............    76,324    77,463     154,590     156,306     108,524
Selling, general and
 administrative
 expenses...............    54,249    56,832     113,219     115,555      84,325
Write-off of acquired
 in-process research and
 development............       --        --          --          --       53,700
Nonrecurring charges and
 facilities
 rationalization........       --        --         (417)       (660)      4,329
Other (income) expense..    (1,678)   (2,109)     (3,546)     (1,114)     (4,265)
Interest expense, net...     5,867     6,194      12,318      10,788       2,669
                          --------  --------    --------    --------    --------
Income (loss) before
 income taxes...........    17,886    16,546      33,016      31,737     (32,234)
Provision for income
 taxes..................     4,919     5,212      10,400       9,997       7,517
                          --------  --------    --------    --------    --------
Net income (loss).......  $ 12,967  $ 11,334    $ 22,616    $ 21,740    $(39,751)
                          ========  ========    ========    ========    ========
Basic income (loss) per
 share..................  $   0.71  $   0.63    $   1.25    $   1.22    $  (2.24)
                          ========  ========    ========    ========    ========
Diluted income (loss)
 per share..............  $   0.70  $   0.61    $   1.22    $   1.16    $  (2.24)
                          ========  ========    ========    ========    ========
Cash dividends per
 share..................  $   0.06  $   0.06    $   0.12    $   0.12    $   0.12

                                             July 31,   January 30, January 31,
                                               1999        1999        1998
                                            ----------- ----------- -----------
                                            (unaudited)
                                                      (In thousands)
Consolidated Balance Sheet Data
  Working capital..........................  $ 90,693    $ 85,523    $ 72,444
  Total assets.............................   353,828     366,420     346,349
  Long-term debt, net of current portion...   132,374     144,707     148,657
  Deferred income taxes and other long-term
   liabilities.............................    45,578      46,469      42,621
  Shareholders' equity.....................   115,912     104,607      81,139

   Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained herein has been furnished by the Company or has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although none of Purchaser, Parent or Saint-Gobain has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, none of Purchaser, Parent, Saint-Gobain or the Dealer Manager takes any responsibility for the accuracy, validity or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser, Parent, Saint-Gobain or the Dealer Manager.

   The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Such material may also be obtained from the Commission's web site at http://www.sec.gov. Copies of such material should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   In the course of the discussions between representatives of Parent and the Company (see Section 10), certain projections of future operating performance for the remainder of the Company's fiscal year ending on January 29, 2000 were furnished to Parent's representatives. According to the Company, net sales, gross margin and earnings before interest and taxes are projected for fiscal year 2000 to be $490.5 million, $159.0 million and $49.9 million, respectively (which projected numbers were revised from projections provided earlier that day of $504.0 million, $163.0 million and $56.0 million, respectively). These projections were provided without any written assumptions. They were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent. None of Parent, Purchaser, Saint-Gobain, the Company, any of their financial advisors or the Dealer Manager assumes any responsibility for the accuracy or validity of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant risks, uncertainties and contingencies, many of which are beyond the control of the Company. For a more complete discussion of risk factors, please refer to the "Risk Factors" section of the Company 10-K. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown. None of the Company, Parent, Purchaser or Saint-Gobain intends to update, revise or correct such projections if they become inaccurate. All projections and forward-looking statements attributable to the Company, Parent, Purchaser or Saint-Gobain or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained in the "Risk Factors" section in the Company 10-K.

   8. Certain Information Concerning Purchaser, Parent and Saint-
Gobain. Purchaser is a newly incorporated California corporation and an indirect wholly owned subsidiary of Parent organized to acquire the Company. The principal executive offices of Purchaser are located at 150 Dey Road, Wayne, New Jersey, 07470. Purchaser has not conducted any business other than in connection with the Offer and the Merger since its incorporation on September 15, 1999. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer or the Merger. Because Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

   Parent is a Massachusetts corporation and an indirect wholly owned subsidiary of Saint-Gobain, with principal executive offices located at One New Bond Street, Worcester, Massachusetts 01615-0008. The principal business of Parent is the manufacture of abrasives and the production of technologically advanced ceramics, plastics and chemical process products. The Parent's performance plastics business unit processes high performance plastics which are formed into flexible foams, bearings, flexible tubing, radomes, pressure sensitive tapes, labware fittings, sealants and films.

   Saint-Gobain, a French corporation, is a publicly owned holding company whose shares are listed for trading on the monthly settlement market of the Paris Stock Exchange and on the principal European stock exchanges. Its principal executive office is located at Les Miroirs, 18 avenue d'Alsace, 92400 Courbevoie, France (Postal Address: Les Miroirs, 92096 Paris La Defense Cedex). Saint-Gobain has worldwide interests in businesses involving the manufacture of flat glass, insulation and reinforcements, pipe, glass containers, industrial ceramics and abrasives and the manufacture and distribution of building materials.

   The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser, Parent and Saint-Gobain are set forth in
Schedule I hereto and incorporated herein by reference.

   None of Saint-Gobain, Parent or Purchaser is subject to the informational requirements of the Exchange Act and in accordance therewith does not file periodic reports, proxy statements or other information with the Commission relating to its business, financial condition or other matters.

   Because the only consideration in the Offer and Merger is cash, and in view of the relatively small amount of consideration payable in relation to the financial capability of Saint-Gobain and its affiliates, Purchaser believes the financial condition of Saint-Gobain, Parent, Purchaser and their affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. The following selected consolidated financial information relating to Saint-Gobain and its subsidiaries, taken or derived from the audited consolidated financial statements of Saint-Gobain contained in Saint-Gobain's Annual Report for the year ended December 31, 1998 (the "Annual Report"), is provided for supplemental information purposes only and is neither intended nor required to comply with the requirements of the Exchange Act. More comprehensive financial information (including the notes to Saint-Gobain's financial statements) is included in such Annual Report, and the financial data set forth is qualified in its entirety by reference to such Annual Report and other documents including the financial statements and related notes contained in the Annual Report. These documents may be obtained from Saint-Gobain at the address listed above. The following information was prepared in accordance with the French law concerning consolidated financial statements dated January 3, 1985 and the related decree dated February 17, 1986. The accounting principles applied are also in accordance with international accounting principles formulated by the International Accounting Standards Committee with the exception of IAS 22 standard (revised in 1993) on the amortization period of goodwill, whose application has been deferred awaiting the acceptance by IOSCO of the complete body of IAS standards. These principles, as applied to Saint-Gobain and its subsidiaries, are not materially different from the accounting principles generally accepted in the United States ("US GAAP"). There are, however, several differences between the accounting standards applied by Saint-Gobain and its affiliates and US GAAP with respect to certain matters, including translation, recognition and measurement criteria. Parent believes that these differences are not material to a decision by a shareholder of the Company whether to sell, tender or hold Shares pursuant to the Offer.

   The consolidated financial statements of Saint-Gobain and its subsidiaries are published in Euros.

                         SAINT-GOBAIN AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                           Year Ended December 31,
                                ----------------------------------------------
                                1998(1)
                                in U.S.
                                Dollars     1998         1997         1996
                                ------- ------------ ------------ ------------
                                                (In Millions)
Income Statement Data:
Net sales...................... $20,002 (Euro)17,821 (Euro)16,324 (Euro)13,931
Operating income...............   1,993        1,776        1,593        1,434
Net income.....................   1,231        1,097          858          659

Balance Sheet Data:
Current assets................. $ 9,566 (Euro) 8,149 (Euro) 7,554 (Euro) 7,099
Total assets...................  26,039       22,182       20,693       19,202
Long-term debt (including
 current portion)..............   3,553        3,027        2,576        1,894
Net equity of the group........  10,295        8,770        8,414        7,219

--------
(1) Balance sheet items have been translated into U.S. dollars using year-end exchange rates. Income Statement items have been translated using average exchange rates for the relevant year.

   On July 23, 1999, Saint-Gobain announced its operating results for the first six months of 1999, including sales of (Euro)10.960 billion ($11.922 billion), operating income of (Euro)1.115 billion ($1.213 billion) and net income of
(Euro)882 million ($959 million). (Euros have been translated into U.S. dollars on the basis of the average noon buying rate of $1.0878 from January 1, 1999 to June 30, 1999.)

   The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate for Euros into U.S. dollars based upon the noon buying rate in New York City for cable transfers in foreign currencies as determined by publicly available sources (the "noon buying rate"):

                                       At Year End Average Rate  High     Low
                                       ----------- ------------ ------- -------
1996..................................   $1.2545     $1.2520    $1.2890 $1.2228
1997..................................    1.0980      1.1301     1.2530  1.0482
1998..................................    1.1739      1.1224     1.2262  1.0725
1999 (through September 23, 1999).....    1.0415      1.0754     1.1812  1.0139

   In fiscal year 1998, Parent had net sales of approximately $1.480 billion. At December 31, 1998, Parent had $1.913 billion in total assets, $430 million in total current assets and $1.036 billion in total stockholder's equity. Parent's financial statements are prepared in accordance with US GAAP.

   Except as described in this Offer to Purchase, (i) none of Parent, Purchaser, Saint-Gobain or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Purchaser, Saint-Gobain or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser, Saint-Gobain or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as described in this Offer to Purchase, none of Parent, Purchaser, Saint-Gobain or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits, guarantees against loss, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since February 4, 1996, none of Parent, Purchaser, Saint-Gobain or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons listed in
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since February 4, 1996, there have been no contracts, negotiations or transactions between Parent, Purchaser, Saint-Gobain or any of their subsidiaries or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   9. Source and Amount of Funds. The total amount of funds required by Purchaser to purchase Shares pursuant to the Offer (excluding any amounts required to extinguish outstanding options) and to pay related fees and expenses is estimated to be approximately $476 million. Purchaser will fund such amount through funds received from Parent. Parent will obtain such funds from Saint-Gobain and Saint-Gobain's affiliates. Saint-Gobain will obtain such funds from internally generated funds or existing resources.

   10. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company. Interested in expanding its high performance plastics business, Saint-Gobain had retained Lazard Freres as its investment banker in 1998 to undertake an analysis of the Company. The Offer and Merger represent the culmination of a series of negotiations between Saint-Gobain and the Company that began at Saint-Gobain's initiation in the fall of 1998.

   On November 24, 1998, Mr. Philippe Crouzet, President of the Industrial Ceramics Division of Saint-Gobain, Mr. Robert C. Ayotte, President and Chief Executive Officer of Saint-Gobain Industrial Ceramics, Inc., and Mr. Gerard Walsh, President and Chief Operating Officer of Norton Performance Plastics Corporation, met with Mr. J. Michael Hagan, the Company's Chairman and Chief Executive Officer, and Mr. Terrence Noonan, who was then the Company's Director, President and Chief Operating Officer, at the Company's headquarters in Laguna Niguel, California. At the meeting, the representatives from each company exchanged general industry and company information, including an introduction of their businesses and an explanation of their current and future growth strategies.

   From the end of 1998 to early 1999, Saint-Gobain, together with Lazard Freres, analyzed the Company, its activities and its prospects as a potential acquisition candidate. On March 12, 1999, Mr. Crouzet renewed contact with Mr. Hagan and suggested that the two representatives arrange to meet at some point in the near future.

   On April 20, 1999, Mr. Gianpaolo Caccini, Saint-Gobain Corporation's President and Chief Executive Officer, met with Mr. Crouzet, Mr. Ayotte and Mr. Hagan in New York City. The three representatives from Saint-Gobain indicated to Mr. Hagan a strong interest in developing Saint-Gobain's commercial performance plastics business and discussed the opportunities available to their respective companies which could result from a possible business combination.

   In conjunction with these discussions, on April 20, 1999, Mr. Crouzet delivered to Mr. Hagan a letter indicating that Saint-Gobain would be prepared to purchase all of the outstanding shares of the Company at a price of $21.00 per share in cash, subject to the completion of legal and business due diligence, satisfactory definitive documentation and the receipt of the necessary approvals and consents.

   On April 22, 1999, Mr. Crouzet and Mr. Hagan spoke by telephone. Mr. Hagan agreed that, based on potential synergies, a combination of Saint-Gobain and the Company would enhance the value and competitive ability of each entity. Mr. Hagan expressed the view, however, that Saint-Gobain's proposed price of $21.00 per share was unsatisfactory.

   On April 29, 1999, Mr. Crouzet met with Mr. Hagan at Saint-Gobain's headquarters in Paris, France. The two representatives had further discussions regarding Saint-Gobain's proposal, addressing in particular the methodology which Saint-Gobain used to arrive at its proposed price. At the end of this discussion, Mr. Jean-Louis Beffa, the Chairman and Chief Executive Officer of Saint-Gobain, joined the meeting. After receiving an update of the current status of the negotiations, Mr. Beffa expressed his interest in pursuing a transaction with the Company.

   On May 5, 1999, Lazard Freres and Lehman Brothers, financial advisor to the Company, met to discuss their respective views regarding a potential transaction involving Saint-Gobain and the Company. During May of 1999, Lazard Freres and Lehman Brothers had several discussions regarding a proposed transaction. To encourage free discussion and more accurate analysis, on May 27, 1999, the parties negotiated and executed the Confidentiality Agreement.

   On June 9, 1999, Mr. Crouzet and Mr. Hagan met in Chicago. Both representatives discussed the feasibility of synergies that could be achieved through a combination of the two companies. Mr. Hagan provided preliminary oral financial forecasts for the remaining part of the Company's current fiscal year. The Saint-Gobain representative indicated that Saint-Gobain was still interested in pursuing a business combination at a price of $21.00 per share, but that Saint-Gobain would further consider the possible synergies that had been discussed at the meeting.

   Throughout June and early July, Mr. Crouzet and Mr. Hagan continued their discussions by telephone. By letter dated July 26, 1999, Saint-Gobain delivered a proposal to the Company setting forth Saint-Gobain's interest in acquiring all of the outstanding shares of the Company at a price of $26.00 per share in cash, subject to the completion of legal and business due diligence, satisfactory definitive documentation and the receipt of the necessary approvals and consents.

   On August 4, 1999, the Company's Board of Directors met to discuss the recent proposal from Saint-Gobain. At the meeting, Mr. Hagan reviewed for the Board his prior discussions with Saint-Gobain. Mr. Hagan then asked the Company's legal advisors, O'Melveny & Myers LLP, to review for the Board its legal responsibilities in considering the unsolicited indication of interest. The Board also was presented information by the Company's financial advisors, Lehman Brothers, evaluating the indication of interest, and reviewing the trading performance of the Company's stock and its prospects for the future. The Board authorized Mr. Hagan to continue discussions with Saint-Gobain to see if a higher price could be obtained.

   On August 5, 1999, Mr. Hagan telephoned Mr. Crouzet to advise him of the Board's reaction to Saint-Gobain's proposal. Mr. Hagan informed the representatives of Saint-Gobain that the Board was interested in pursuing the transaction, and agreed that it would be prepared to recommend such a transaction to its shareholders if Saint-Gobain could offer a higher price per share.

   On August 13, 1999, Lazard Freres forwarded a legal due diligence request list prepared by Saint-Gobain to the Company's financial advisor. On August 17, 1999, a conference call with Donald Bradley, the Company's General Counsel, the Company's outside counsel and Lehman Brothers, Saint-Gobain's outside counsel and Lazard Freres and representatives of Saint-Gobain was held to discuss the due diligence information requested, and the nature of the information that would be available.

   On August 19 and 20, 1999, a presentation by the Company's management in Newport Beach, California was attended by representatives of Saint-Gobain, including Mr. Crouzet, Mr. Ayotte, Mr. Walsh, Mr. Roland Lazard, Vice President and Chief Financial Officer of Saint-Gobain's Industrial Ceramics Division, Mr. George B. Amoss, Vice President, Finance of Saint-Gobain Corporation, and Mr. John R. Mesher, Vice President,

General Counsel and Secretary of Saint-Gobain Corporation, representatives of the Company including Mr. Hagan and Mr. Monty A. Houdeshell, Vice President and Chief Financial Officer of the Company, and representatives from Lazard Freres and Lehman Brothers. At the presentation, the Company disclosed its results for its second fiscal quarter and revised financial forecasts for the remainder of its fiscal year ending in January 2000. Since the second quarter results and the full-year forecasts were below the preliminary oral forecasts previously discussed with Saint-Gobain, Mr. Crouzet announced that Saint-Gobain may need to revise its proposal and lower its offering price accordingly.

   On August 23, 1999, representatives of Saint-Gobain and its counsel, Davis Polk & Wardwell, commenced business and legal due diligence at the offices of O'Melveny & Myers LLP, counsel for the Company, in Newport Beach, California.

   On August 24, 1999, Mr. Crouzet sent a letter to Mr. Hagan reiterating Saint-Gobain's continued interest in entering into a transaction with the Company. The letter indicated that Saint-Gobain was re-evaluating the price it would be willing to offer for the Company, and stated that a specific revised price would be communicated to Mr. Hagan no later than August 27, 1999.

   On August 24, 1999, the Company's Board of Directors held its regularly scheduled board meeting. At that meeting, management of the Company reviewed the strategic plans for the Company, and the Board was advised that the second half of the year was expected to be stronger than the first half, although lower than the estimates discussed with Saint-Gobain in June. The Board was advised of the continued interest of Saint-Gobain in a business combination with the Company and discussed the revised financial forecasts that had been provided to Saint-Gobain.

   On August 26, 1999, Mr. Crouzet communicated Saint-Gobain's revised proposal to acquire the Company for $25.00 per share to Mr. Hagan by telephone and faxed a letter addressed to the Company communicating the same. Drafts of the merger agreement, stock option agreement and shareholder agreement to be executed in connection with the proposed business combination were delivered to representatives of the Company the following day.

   From August 27 to September 6, 1999, Mr. Crouzet and Mr. Hagan, and their respective investment banker and financial adviser, spoke on several occasions and continued to negotiate the terms of the proposed transaction.

   After consulting with Lazard Freres, on September 6, 1999, Mr. Crouzet telephoned Mr. Hagan and stated that Saint-Gobain was prepared to offer $25.50 per share, subject to the completion of legal and business due diligence, satisfactory definitive documentation and the receipt of the necessary approvals and consents.

   The Company's Board met on September 9, 1999 to consider the revised proposal. At the meeting, Mr. Hagan reviewed the discussions between the parties. Lehman Brothers reviewed the proposal and again provided the Board advice regarding how the proposal compared to other transactions, and what the offer represented in terms of market premiums to the Company's shareholders and how those premiums compared to other transactions. The Company's legal counsel reviewed for the Board the terms of the proposed contract. The Board indicated that management should continue discussions to see if an acceptable merger agreement could be reached. Lehman Brothers indicated that it was prepared to deliver a fairness opinion to the Board at the $25.50 per share price.

   Following the Company's Board meeting, detailed negotiations commenced between representatives of the Company and Saint-Gobain, culminating in agreement on the terms of the Merger Agreement, the Stock Option Agreement and the Shareholder Agreement.

   On September 17, 1999, the Company's Board met to discuss the proposal and the draft merger agreement which had been provided to the Board in advance of the meeting. Mr. Hagan reviewed the course of the discussions and negotiations with Saint-Gobain. Lehman Brothers reviewed the Offer, and indicated that they would be in a position to deliver an opinion to the Board regarding the fairness, from a financial point of view, to the Company's shareholders should the Board decide to go forward. Lehman Brothers delivered that written opinion to the Board at the conclusion of the meeting. O'Melveny & Myers reviewed the outstanding issues under the draft merger agreement, and the Board unanimously determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and approved the form of the Merger Agreement and the Stock Option Agreement (and the transactions and agreements contemplated therein), subject to satisfactory resolution of the outstanding issues, and recommended that the holders of Shares tender their Shares pursuant to the Offer and vote in favor of approval and adoption of the Merger Agreement.

   The parties continued to negotiate the terms of the Merger Agreement (and the related agreements) on September 17 and 18, 1999, and, on September 18, 1999, representatives of the Company, Parent and Purchaser executed the Merger Agreement and the Stock Option Agreement and Mr. Hagan and the Purchaser executed the Shareholder Agreement.

   On September 19, 1999, Parent and the Company issued a joint press release in the United States announcing the Offer. On September 20, 1999, Saint-Gobain issued a press release in France announcing the Offer.

The Merger Agreement

   The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Parent, Purchaser and Saint-Gobain pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the Commission in connection with the Offer (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule 14D-1"). Such summary is qualified in its entirety by reference to the Merger Agreement.

   The Offer. The Merger Agreement provides for the making of the Offer by Purchaser. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15. Purchaser has agreed that, without the prior written consent of the Company, no change in the Offer may be made which waives the Minimum Condition (other than in contemplation of the exercise of the Top-Up Option), changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those described in Section 15 or is otherwise materially adverse to the holders of the Shares.

   The Merger Agreement provides that, notwithstanding the foregoing, without the consent of the Company, Purchaser will have the right to extend the Offer
(i) from time to time if, at the scheduled or extended Expiration Date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived; provided that Purchaser may extend the Offer on not more than two occasions and for not more than ten business days on each such occasion or (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law. If all of the conditions to the Offer are not satisfied or waived on any scheduled Expiration Date of the Offer, subject to the immediately following paragraph, Purchaser will either (i) extend the Offer from time to time until such conditions are satisfied or waived (but not beyond November 10, 1999) or (ii) exercise its rights, if applicable, described in clause (ii) or (iii) of the immediately following paragraph; provided that (w) such conditions are reasonably capable of being satisfied, (x) the Company exercises its reasonable best efforts to cause such conditions to be satisfied, (y) an Acquisition Proposal (as defined below) shall not have been publicly announced and not withdrawn as of such scheduled expiration date and (z) the Company is in compliance with all of its covenants in the Merger Agreement.

   In the event the Minimum Condition is not satisfied on any scheduled Expiration Date of the Offer, Purchaser may, without the consent of the Company
(i) extend the Offer pursuant to the above paragraph; (ii) amend the Offer to waive the Minimum Condition in contemplation of the exercise of the Top-Up Stock Option (to the extent the Top-Up Stock Option is exercisable at such time) or (iii) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled Expiration Date (without giving effect to the exercise of the Top-Up Stock Option) and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date, when taken together with the Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, Purchaser will (x) reduce the Minimum Condition to the Revised Minimum Number, (y) reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned directly or indirectly by Parent and Saint-Gobain, will equal the Revised Minimum Number and (z) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares. In the event that (a) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, (b) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (c) Shares have not been accepted for payment by Purchaser prior to November 10, 1999, Purchaser shall be required to take either the action contemplated by clause (ii) or the action contemplated by clause (iii) above. If Purchaser purchases a number of Shares equal to the Revised Minimum Number, then without the prior written consent of Purchaser, at any time prior to the termination of the Merger Agreement, the Company may not take any action whatsoever (including, without limitation, the redemption of any Shares) which would have the effect of increasing the percentage of Shares owned by Purchaser, Parent and Saint-Gobain in excess of the Revised Minimum Number.

   Company Action. The Merger Agreement states that the Board of Directors has
(i) unanimously determined that the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's shareholders, (ii) unanimously approved and adopted the Merger Agreement, the Stock Option Agreement, the Shareholder Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the CGCL and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Company's shareholders. This recommendation of the Company's Board of Directors may be withdrawn, modified or amended only if (i) the Company has complied with the terms of the non-solicitation provisions in the Merger Agreement, including, without limitation, the requirement that it notify Parent promptly after its receipt of any Acquisition Proposal (as defined below), (ii) a Superior Proposal (as defined below) is pending at the time the Company's Board of Directors determines to take any such action, (iii) the Company's Board of Directors determines in good faith by a majority vote, on the basis of the advice of its outside legal counsel, that, consistent with its fiduciary duties under applicable law, it must take such action and (iv) the Company shall have delivered to Parent four business days' prior written notice advising Parent that it intends to take such action. For purposes of the Merger Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction, (x) any sale, lease, exchange, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions, or (y) any tender offer or exchange offer for 25% or more of the outstanding Shares or the filing of a registration statement under the Securities Act of 1933 (the "Securities Act") in connection therewith. An "Acquisition Proposal" shall not be deemed to include the continuing process to sell the Company's subsidiary located in Rugby, England (the "Subsidiary Sale"). For purposes of the Merger Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for 50% or more of the outstanding Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote is more favorable and provides greater value to the Company's shareholders than as provided under the Merger Agreement, and such decision is made on the basis of the advice of a financial advisor of nationally recognized reputation and takes into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to closing.

   Directors. The Merger Agreement provides that promptly following the purchase of and payment for a number of Shares that satisfies the Minimum Condition (as such number may be reduced to the Revised Minimum Number as described above), Parent may designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) and (ii) the percentage that the number of Shares beneficially owned by Parent and Saint-Gobain (including Shares accepted for payment) bears to the total number of Shares outstanding (provided that if Purchaser has accepted for payment the Revised Minimum Number of Shares in the Offer, such number of directors shall be rounded up to the next whole number plus one to give Parent at least a majority of the members of the Company's Board of Directors), and the Company shall take all action within its power to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of its incumbent directors. At such time, the Company will also use its reasonable best efforts to cause individual directors designated by Parent to constitute the number of members, rounded up to the next whole number, on (x) each committee of the Company's Board of Directors other than any committee of such Board established to take action under the Merger Agreement or the Stock Option Agreement and (y) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the foregoing, in the event that Parent's designees are to be appointed or elected to the Company's Board of Directors, until the Effective Time, such Board of Directors shall have at least three directors who were directors on September 18, 1999 and who are not officers of the Company (the "Continuing Directors"); provided that in the event that the number of Continuing Directors shall be reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of the Merger Agreement. Until the Effective Time, the approval of the Continuing Directors shall be required to authorize any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board of Directors, any amendment of the articles of incorporation or bylaws of the Company, any extension of time for performance of any obligation or action under the Merger Agreement by Parent or Purchaser, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company and any material transaction with Parent, Purchaser or any affiliate thereof unless such transaction is on terms no less favorable to the Company than the Company would obtain in a similar transaction with an unrelated third party.

   The Merger. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer, the approval of the Merger Agreement by the shareholders of the Company (if required by the CGCL) and the satisfaction or waiver of the other conditions to the Merger, Purchaser will be merged with and into the Company, in accordance with the CGCL, whereupon the separate existence of Purchaser shall cease and the Company shall be the Surviving Corporation. The Merger shall become effective at such time as an Agreement of Merger among the Company, Purchaser and Parent (together with the officers' certificates required by CGCL, the "California Merger Agreement") is filed with the California Secretary of State or at such later time as is specified in the California Merger Agreement (the "Effective Time"). As a result of the Merger, all of the rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all restrictions, disabilities, liabilities and obligations of the Company and Purchaser shall become the restrictions, disabilities, liabilities and obligations of the Surviving Corporation, all as provided under the CGCL.

   Conversion of Shares. The Merger Agreement provides that at the Effective Time, (i) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (ii) below and except for Shares held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Chapter 13 of the CGCL ("Dissenting Shares"), be converted into the right to receive $25.50 in cash or any higher price per Share that may be paid pursuant to the Offer, without interest (the "Merger Consideration"); (ii) each Share held by the Company as treasury stock or each Share held by Saint-Gobain, Parent or any subsidiary of Saint-Gobain or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto and (iii) each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. The Surviving Corporation will, thereupon, become an indirect, wholly owned subsidiary of Parent.

   Stock Options. The Merger Agreement provides that at or immediately prior to the Effective Time, each outstanding stock option issued by the Company to purchase Shares, whether or not vested or exercisable, will be canceled, and the Company will pay each holder of any such option at or promptly after the Effective Time for each such option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time. Such payment shall be reduced by applicable withholding taxes.

   Prior to the Effective Time, the Company will take all actions (including, if appropriate, amending the terms of any option plan or arrangement) that are within its power to give effect to the transactions contemplated by the immediately preceding paragraph.

   Employee Stock Purchase Plan. The Merger Agreement provides that after the date thereof, no new offering period shall commence under the Company's Employee Stock Purchase Plan (the "ESPP"). As of the Effective Time, the ESPP shall be terminated. The Company will pay each participant in any current offering period under such Plan in cash at the Effective Time, in cancellation of all rights under such Plan, an amount determined by multiplying (i) the Merger Consideration per Share by (ii) the number of Shares such participant could have purchased under the ESPP based on his or her account balance under such Plan immediately prior to the Effective Time (such payment to be reduced by applicable withholding taxes); provided that with respect to any fractional shares, the foregoing shall not apply and the balance of each account attributable to such fractional shares shall be returned to the participant in cash.

   Prior to the Effective Time, the Company will take all actions (including, if appropriate, amending the terms of the ESPP or obtaining participant consents) that are necessary to give effect to the transactions contemplated by the immediately preceding paragraph.

   Restricted Stock Units. The Merger Agreement provides that at or immediately prior to the Effective Time, each outstanding restricted stock unit (including deferred stock units and deferred shares) issued by the Company, whether or not vested or transferable, will be canceled, and the Company will pay each holder of any such restricted stock unit at or promptly after the Effective Time the Merger Consideration for each unit surrendered. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any incentive compensation plan or arrangement) that are necessary to give effect to the transactions contemplated by this paragraph.

   Surviving Corporation. The Merger Agreement provides that the articles of incorporation and bylaws of Purchaser in effect at the Effective Time will be the articles of incorporation and bylaws, respectively, of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be Furon Company. The Merger Agreement also provides that the directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties, including representations by the Company with respect to its corporate existence and power, corporate authorizations, governmental authorizations, non-contravention, capitalization, subsidiaries, Commission filings, financial statements, disclosure documents, absence of certain changes, no undisclosed material liabilities, litigation, material contracts, taxes, employee benefits, compliance with laws and court orders, finders' fees, environmental matters, title to real properties, insurance coverage, labor matters, intellectual property and anti-takeover statutes. Certain representations and warranties in the Merger Agreement contain exceptions for matters that would or could, as the case may be, not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, Parent or the Medical Device Products Business (as defined below), as the case may be. The Merger Agreement provides that "Material Adverse Effect" means, with respect to any person, a material adverse effect (other than an effect that impacts the person's industry generally) on the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole. For purposes of the Merger Agreement, "Medical Device Products Business" means the medical device products business currently conducted by the Company and its subsidiaries, including Medex, Inc.

   Additionally, the Company has represented that it has taken all action necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger Agreement, the Stock Option Agreement, the Shareholder Agreement, the Offer, the Merger and any other transaction contemplated thereby.

   Interim Agreements of the Company. Pursuant to the Merger Agreement, the Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will conduct their business in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Pursuant to the Merger Agreement, without limiting the generality of the foregoing, from the date of the Merger Agreement until the Effective Time, the Company will not and will not permit any of its subsidiaries to: (a) adopt or propose any change in the Company's articles of incorporation or bylaws; (b) merge or consolidate with any other person or acquire a material amount of stock or assets of any other person; (c) except for the Subsidiary Sale, sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice; (d) (i) take any action that would make any representation and warranty of the Company under the Merger Agreement that is qualified by materiality or Material Adverse Effect inaccurate in any respect at, or as of any time prior to, the Effective Time,
(ii) take any action that would make any representation or warranty of the Company under the Merger Agreement that is not so qualified to be inaccurate in any material respect at, or as of any time prior to, the Effective Time or
(iii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect or material respect, as the case may be, at any such time; (e) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company, any of its subsidiaries or affiliates (except for the issuance of Shares pursuant to the exercise of options, which options are outstanding on the date of the Merger Agreement and the issuance of Shares as required under the Company's employee stock purchase plan); (f)(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property of any combination thereof) in respect of its capital stock, except for the payment of quarterly cash dividends on the Shares not in excess of $0.03 per Share with usual record and payment dates in accordance with past dividend practice and except that any wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except for the Notes Offer (as defined below), repurchase, redeem or otherwise acquire any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing; (g) sell, transfer, license, sublicense or otherwise dispose of any material intellectual property rights (other than in the ordinary course of business consistent with past practice) or amend or modify any existing agreements with respect to any material intellectual property rights or intellectual property rights of a third party; (h)(i) except as expressly permitted, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any other person (other than (x) for an amount not exceeding $10,000,000 in the aggregate and

(y) for a term not greater than one year in duration), or make any loans, advances, or capital contributions to, or investments in, any other person (other than to any wholly owned subsidiary of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice), (ii) enter into or amend any contract or agreement other than in the ordinary course of business consistent with past practice, (iii) authorize or make any capital expenditures or purchases of fixed assets that are not currently budgeted and that in the aggregate exceeds $1,000,000, (iv) terminate any material contract of the Company or amend in any material respect any such contract or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited under this clause (h); (i) take any action, other than as required by generally accepted accounting principles, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable); (j) make any tax election not required by law and inconsistent with past practice or settle or compromise any tax liability, except to the extent the amount of any such settlement or compromise has been reserved for on the consolidated financial statements contained in certain of the Company's documents filed with the Commission, or would not have a Material Adverse Effect; (k) pay, discharge, settle, or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the consolidated balance sheet of the Company as of July 31, 1999, or incurred in the ordinary course of business consistent with past practice or other payments, discharges or satisfactions which in the aggregate do not exceed $1,000,000, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (l) (i) except as described in "Other Agreements of Parent, Purchaser and the Company" below, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee (except for increases in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) or (iii) pay any benefit not required by any currently existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements); and (m) agree or commit to do any of the foregoing.

   Other Agreements of Parent, Purchaser and the Company. In the Merger Agreement, the Company has agreed that the Company, its subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors shall not directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company. The Company will notify Parent or Parent's outside legal counsel promptly (but in no event later than 36 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal and the Company will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request (including, any material changes to the terms thereof).

   Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person who delivers a Superior Proposal if (i) the Company has complied with the preceding paragraph, including, without limitation, the requirement that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the Board of Directors of the Company determines in good faith by a majority vote, on the basis of advice from its outside legal counsel, that consistent with its fiduciary duties under applicable law, it must take such action, (iii) such person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement described below, (iv) the Company shall have delivered to Parent four business days' prior written notice advising Parent that it intends to take such action and (v) the Offer shall not have closed.

   Between the date of the Merger Agreement and the Effective Time and subject to applicable law and the Confidentiality Agreement described below, the Company will (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its subsidiaries to cooperate with Parent in its investigation of the Company and its subsidiaries.

   Pursuant to the Merger Agreement, the Company has agreed to cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger, unless the CGCL does not require a vote of shareholders of the Company for consummation of the Merger. The Merger Agreement provides that the Company will (i) promptly prepare and file with the Commission, will use its best efforts to have cleared by the Commission and will thereafter mail to its shareholders as promptly as practicable the proxy or information statement of the Company in connection with the Merger and all other proxy materials for such meeting, (ii) use its best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the transactions contemplated thereby and (iii) otherwise comply with all legal requirements applicable to such meeting. Subject to their fiduciary duties as advised by outside counsel to the Company, the Board of Directors will recommend approval and adoption of the Merger Agreement and the transactions contemplated thereby by the Company's shareholders.

   Until the Effective Time or, if earlier, the date of termination of the Merger Agreement in accordance with its terms, as soon as practicable but in no event later than 30 days after the end of each month beginning with August, the Company shall deliver to Parent unaudited consolidated financial information for such month and the corresponding month of the preceding year as prepared by the Company's management for its own internal purposes.

   For six years after the Effective Time, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the CGCL or any other applicable laws or provided under the Company's articles of incorporation and bylaws in effect on the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, the Surviving Corporation will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement.

   The Merger Agreement provides that Parent and Purchaser will honor (i) all employment, severance or similar contractual or benefit plan arrangements in accordance with their terms in existence on September 18, 1999 and (ii) all legally imposed obligations relating to employment matters. The Merger Agreement states that it is the current intention of Parent and Purchaser to cause the Surviving Corporation to provide benefits to employees of the Company and its subsidiaries that are no less favorable in the aggregate to such employees than those in effect on September 18, 1999; provided that the foregoing shall not limit or restrict the right of the Surviving Corporation or its subsidiaries to terminate the employment of such employees or subsequently to modify the benefits or other terms of employment of such employees, to the extent permitted by applicable law.

   The Merger Agreement provides that until the end of calendar year 2000 Parent will cause the Surviving Corporation to continue to maintain the Company's existing compensation, severance, welfare and pension benefit plans, programs and arrangements (other than any stock based plans, programs and arrangements), to the extent disclosed to Parent prior to September 18, 1999, for the benefit of current and former employees of the Company and its subsidiaries (subject to modification as may be required by applicable law or to maintain the tax exempt status of any such plan which is intended to be qualified under Section 401(a) of the Code); provided that (i) nothing in the Merger Agreement prohibits Parent from replacing any such existing plan, program or arrangement with a plan, program or arrangement which Parent reasonably believes will provide such employees with benefits which are not materially less favorable in the aggregate than the benefits that would have been provided under such existing plan, program or arrangement and (ii) nothing in the Merger Agreement obligates Parent to provide such employees with any stock based compensation (including stock options or stock appreciation rights) after the Effective Time. The Merger Agreement also provides that the Company and Parent will (i) amend the Furon Employee Stock Ownership Plan and the Furon Employees Profit Sharing Retirement Plan to eliminate the requirement that a participant (other than any such participant who voluntarily terminated his or her employment) be employed on the last day of the current plan year to be entitled to an allocation of contributions thereunder and (ii) keep in effect the Furon Company Severance Pay Plan (the "Severance Plan") (or a plan providing benefits at least equal to the benefits under the Severance Plan) for a period of at least one year following the Effective Time, and amend the Severance Plan to eliminate certain conditions to the receipt of benefits. The Merger Agreement provides all service credited to each employee by the Company through the Effective Time will be recognized by Parent for purposes of eligibility and vesting under any employee benefit plan provided by the Surviving Corporation or Parent for the benefit of such employee. Pursuant to the Merger Agreement, the Company and Parent have agreed to take such actions as are necessary or appropriate (i) to provide that lease payments under the Employee Paid Closed-End Auto Lease Program may continue to be paid by terminated employees through the end of the lease term in effect at the time of termination, to assign such leases to such employees, to pay to each such employee a lump sum cash amount intended to cover the payment of insurance and maintenance of the automobile through the end of the applicable lease term and, if any such lease cannot be transferred to the employee, to provide the employee the option at the end of the lease term to buy-out, refinance or terminate the lease and (ii) for any employee party to a Change of Control Agreement with the Company to continue to pay the employee's club dues through the end of the one year period following the employee's termination of employment, and provide the option to purchase the membership at the expiration of such one year term.

   The Merger Agreement provides that the Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement and the Stock Option Agreement. Notwithstanding the foregoing, no provision of the Merger Agreement shall require Parent, its affiliates or the Company to consent to any restriction, limitation, or obligation with respect to the businesses of Parent, its affiliates or the Company or any sale or disposition of any assets of Parent, its affiliates or the Company which is reasonably expected to result in, directly or indirectly, a reduction in aggregate revenues of Parent and its affiliates (including the Company) on an annualized basis in excess of $50,000,000 (a "De Minimus Restriction").

   Notes Offer and Consent Solicitation. The Merger Agreement provides that the Company will as promptly as practicable, but in no event later than ten business days following the public announcement of the Merger Agreement, commence a consent solicitation and an offer (the "Notes Offer") to purchase all of the Company's 8.125% Senior Subordinated Notes (the "Notes") with one or more dealer managers selected by the Company and reasonably acceptable to Parent. Pursuant to the Merger Agreement, the Company will commence the Notes Offer by preparing and mailing to the holders of the Notes an offer to purchase and consent solicitation statement, together with the related letter of transmittal and other documents (the "Notes Offer Documents"), the terms of which (including any amendments or supplements thereto) in each case will be in form and substance satisfactory to Parent. The Notes Offer will be subject to (i) the condition that the Company receive consents from holders of not less than 75 % in aggregate principal amount of the Notes outstanding (excluding for such purposes any Notes held by the Company and its affiliates) to certain amendments to be set forth in the Notes Offer Documents to the indenture relating to the Notes, (ii) the condition that the Merger will have been consummated and (iii) the condition that the trustee has executed a supplemental amendment to the indenture relating to the Notes, and other customary conditions satisfactory to Parent; provided that no such condition may be waived prior to the Effective Time without Parent's consent. The Notes Offer will initially expire 20 business days after the date of its commencement; provided that, unless the Merger Agreement is terminated in accordance with its terms, in which case the Notes Offer (whether or not previously extended in accordance with the terms hereof) will expire on such date of termination, the Company may agree to extend the expiration date of the Notes Offer from time to time. The Company will not, without the prior written consent of Parent, change, waive or impose additional conditions to the Notes Offer. The completion of the Notes Offer is not a condition to the consummation of the Offer or the Merger. Parent has agreed to reimburse the Company for all reasonably documented out-of-pocket expenses incurred in connection with the Notes Offer promptly following the termination of the Merger Agreement under certain circumstances.

   Conditions to the Merger. The obligations of each of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including: (a) if required by the CGCL, the Merger Agreement shall have been approved and adopted by the shareholders of the Company; (b) any applicable waiting period under the HSR Act and any Antitrust Laws shall have expired or been terminated; (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger and (d) Purchaser will have purchased Shares pursuant to the Offer.

   The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following further conditions: (a)(i) the Company will have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in the Merger Agreement and in any certificate or other writing delivered by the Company pursuant thereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects with only such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company at and as of the date of the Merger Agreement as if made at and as of such time and at and as of the Effective Time as if made at and as of such time and (iii) Parent will have received a certificate signed by an executive officer of the Company to the foregoing effect; and

   (b) there shall not be instituted or pending any action, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, before any court or governmental authority or agency, domestic or foreign, (i) challenging the acquisition by Parent, Purchaser or any of their respective affiliates of any Shares, seeking to restrain or prohibit the making or consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement or seeking to require the Company, Parent, Purchaser or any of their respective affiliates to pay any damages related to the Merger or the other transactions contemplated by the Merger Agreement and the Stock Option Agreement that are material in relation to the Company taken as a whole, (ii) seeking to impose limitations on the ability of Purchaser, or to render Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its affiliates) of all or any portion of the business or assets of the Company and its subsidiaries or of Parent and its affiliates, or to compel Parent or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its subsidiaries or of Parent and its affiliates, other than any such restraint, prohibition or disposition that is a De Minimus Restriction,
(iv) seeking to impose limitations on the ability of Parent, Purchaser or any of Parent's other affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other affiliates on all matters properly presented to the Company's shareholders, (v) seeking to require divestiture by Parent, Purchaser or any of Parent's other affiliates of any Shares, other than any such divestiture that is a De Minimus Restriction or (vi) that otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent.

   Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, (notwithstanding any approval of the Merger Agreement by the shareholders of the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if (i) Purchaser will not have accepted for payment any Shares pursuant to the Offer before the 41st business day following commencement of the Offer or Purchaser will have failed to commence the Offer within 30 days following the date of the Merger Agreement; provided that the right to terminate the Merger Agreement pursuant to this clause (i) shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the acceptance for payment by Purchaser of any Shares pursuant to the Offer by such time or of the Offer to be commenced by such time; (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Purchaser from accepting for payment of, and paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; (iii) the Company's shareholders shall have rejected the Merger and the Merger Agreement at the Company Shareholder Meeting, if required, or at any adjournment or postponement thereof; or (iv) the Merger shall not have been consummated by February 28, 2000 (or, if a request for additional information is received from a governmental entity pursuant to the HSR Act or applicable Antitrust Laws, April 30, 2000); provided that the right to terminate the Merger Agreement pursuant to this clause (iv) shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time;

     (c) by Parent, if, prior to the acceptance for payment of the Shares under the Offer, (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have acquired beneficial ownership of more than 50% of the Shares, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of such Shares; (ii) (A) the Board of Directors of the Company shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to an Acquisition Proposal or shall have failed to reaffirm such approval or recommendation upon Parent's request (or shall have resolved to do any of the foregoing) or (B) the Company shall have breached certain of its obligations under the Merger Agreement or (iii) the Offer terminates due to the failure of the Minimum Condition (including as modified to the Revised Minimum Number as described above); and

     (d) by the Company, if (i) prior to the acceptance for payment of any Shares pursuant to the Offer, (ii) the Company is in compliance with certain of its obligations under the Merger Agreement, (iii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger Agreement, the Offer or the Merger, (iv) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (v) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (vi) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to the Merger Agreement. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (iv) in the preceding sentence until at least the fifth business day after it has provided the notice to Parent required by the Merger Agreement and (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification.

   In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto other than certain provisions of the Merger Agreement relating to public announcements, termination, expenses, governing law and waiver of jury trial; provided that a party will not be relieved from liability for willful and knowing (i) failure to fulfill a condition to the performance of the material obligations of the other party, (ii) failure to perform a material covenant or (iii) any material breach of any representation or warranty or agreement in the Merger Agreement.

   Termination Fee. Pursuant to the Merger Agreement, the Company will pay to Parent a fee of $15,000,000, plus the reasonable expenses of Parent (not to exceed $2,500,000) incurred in connection with the negotiation of the Merger Agreement and the consummation of the transactions contemplated thereby, if the Merger Agreement is terminated (x) pursuant to clause (c) or (d) under "Termination" above or (y) pursuant to clause (b)(i) or (b)(iii) under "Termination" above and, in the case of this clause (y), prior to the time of such termination an Acquisition Proposal shall have been publicly announced and not withdrawn and, within nine months of the date of termination, the Company enters into an agreement or letter of intent concerning a transaction that would constitute an Acquisition Proposal and such transaction is subsequently consummated.

   The fee and expenses reimbursement payable (i) pursuant to clause (x) of the preceding paragraph shall be paid by the Company immediately upon the termination of the Merger Agreement, and (ii) pursuant to clause (y) of the preceding paragraph shall be paid by the Company on the date on which the transaction referred to in such clause shall be consummated.

   The Merger Agreement provides that the Company will pay to Parent, in immediately available funds an amount equal to Parent's reasonable expenses (not to exceed $2,500,000) incurred in connection with the Merger Agreement and the transactions contemplated thereby, if (x) the Merger Agreement shall have been terminated pursuant to clause (b)(i) of the first paragraph under "Termination" above, (y) any representation or warranty made by the Company in the Merger Agreement shall not have been true and correct as of the date thereof and (z) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, or any representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality or Material Adverse Effect or any similar standard or qualification shall not be true and correct or any such representations or warranties that are not so qualified shall not be true and correct, individually or in the aggregate, so as to be reasonably likely to have a Material Adverse Effect on the Company, in each case, when made or as of the scheduled expiration of the Offer as if made at and as of such time.

   If the Company fails promptly to pay any amount due Parent as described in the preceding paragraphs, the Company shall also pay any costs and expenses incurred by Parent in connection with a legal action to enforce the Merger Agreement that results in any judgment or settlement against the Company for such amount.

   Expenses. Except as discussed above, the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

   Amendments; No Waivers. Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Purchaser or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, reduce the amount or change the kind of consideration to be received in exchange for the Shares.

Stock Option Agreement

   The following is a summary of certain provisions of the Stock Option Agreement entered into between the Company, Parent and Purchaser, a copy of which is filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Stock Option Agreement.

   Under the Stock Option Agreement, the Company granted to Purchaser an irrevocable Top-Up Stock Option to purchase that number of Top-Up Option Shares equal to the number of Shares that, when added to the number of Shares owned by Purchaser, Parent and Saint-Gobain immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price. However, the Top-Up Stock Option will not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

   Subject to the terms and conditions of the Stock Option Agreement, the Top-Up Stock Option may be exercised by Purchaser, at its election, in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below). A "Top-Up Exercise Event" will occur for purposes of the Stock Option Agreement upon Purchaser's acceptance for payment pursuant to the Offer of Shares constituting, together with Shares owned directly or indirectly by Parent and Saint-Gobain, more than 50% but less than 90% of the Shares then outstanding. Except as provided in the last sentence of this paragraph, the "Top-Up Termination Date" will occur for purposes of the Stock Option Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event; (iii) the termination of the Merger Agreement; and (iv) the date on which Purchaser reduces the Minimum Condition to the Revised Minimum Number and accepts for payment the Revised Minimum Number of Shares. Nevertheless, even if the Top-Up Termination Date has occurred, Purchaser will be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms of the Stock Option Agreement prior to such occurrence.

   The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions: (a) any applicable waiting period under the HSR Act and any applicable non-United States laws regulating competition, antitrust, investment or exchange controls relating to the issuance of the Top-Up Option Shares will have expired or been terminated; (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise; and (c) delivery of the Top-Up Option Shares would not require the approval of the Company's shareholders pursuant to the rules of the NYSE.

The Shareholder Agreement

   The following is a summary of certain provisions of the Shareholder Agreement entered into between Purchaser and J. Michael Hagan ("Shareholder"), a copy of which is filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Shareholder Agreement.

   Agreement to Tender. Pursuant to the Shareholder Agreement, Shareholder irrevocably and unconditionally agrees to validly tender (and not withdraw), pursuant to and in accordance with the terms of the Offer, all of the shares of capital stock of the Company that Shareholder owns as of the date of the Shareholder Agreement as well as any additional shares of capital stock of the Company that Shareholder may own, whether acquired by purchase, exercise of options or otherwise, at any time after September 18, 1999 (the "Shareholder Shares").

   Voting Agreement. Pursuant to the Shareholder Agreement, until the earliest to occur of (x) the consummation of the Merger, (y) June 18, 2000 and (z) the termination of the Merger Agreement by Parent under certain circumstances, Shareholder irrevocably and unconditionally agrees to vote or cause to be voted all Shareholder Shares that Shareholder is entitled to vote at the time of any vote of the shareholders of the Company where such matters arise (i) in favor of the approval and adoption of the Merger Agreement and in favor of the transactions contemplated thereby, (ii) against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by the Merger Agreement and the related agreements and (iii) against any (A) Acquisition Proposal (other than the Merger), (B) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement and the related agreements or (C) other matter relating to, or in connection with, any of the matters referred to in clause (A) and (B) above. The Shareholder Agreement does not limit or restrict Shareholder's ability to act or vote in his capacity as an officer or director of the Company in any manner he so chooses.

   Grant of Proxy. Pursuant to the Shareholder Agreement, Shareholder irrevocably and unconditionally grants a proxy within the meaning of Section 705 of California Law and in accordance with the provisions of Division 100 of California Law, appointing Purchaser as Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in Shareholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by the section on "Voting Agreement" above, and upon any other matter relating to the Offer or the Merger, as Purchaser or its proxy or substitute shall, in Purchaser's sole discretion, deem proper with respect to the Shareholder Shares. Such proxy will be revoked upon the termination of the Shareholder Agreement. The proxy granted by Shareholder is granted in consideration of Purchaser's entering into the Merger Agreement and to secure the Shareholder's performance of his agreement and duty to vote or cause to be voted (including by written consent) all of the Shareholder Shares in favor of the Merger as set forth in the section on "Voting Agreement" above.

   Representations and Warranties. The Shareholder Agreement contains customary representations and warranties of the parties thereto.

   No Proxies for or Encumbrances on Shareholder Shares. Except pursuant to the terms of the Shareholder Agreement, Shareholder agrees that, without the prior written consent of Purchaser, Shareholder will not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shareholder Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shareholder Shares during the term of the Shareholder Agreement. Shareholder shall not seek or solicit any of the foregoing and agrees to notify Purchaser promptly if so approached or solicited himself.

   Appraisal Rights. Shareholder agrees not to exercise any rights (including, without limitation, under Chapter 13 of the CGCL) to demand appraisal of any Shares which may arise with respect to the Merger.

   Amendments; Termination. The Shareholder Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties thereto. The Shareholder Agreement will terminate on the earliest to occur of (x) the consummation of the Merger,
(y) June 18, 2000 and (z) the termination of the Merger Agreement by Parent under certain circumstances.

Employment Matters

   After consummation of the Offer, Parent intends to offer Mr. Hagan a position as a consultant for a period of one year. It is intended that Mr. Hagan will be paid $250,000 for his consulting services. This payment would be in addition to amounts payable to Mr. Hagan as a result of his termination of employment by the Company.

The Rights Agreement

   The Company's Rights Agreement dated April 30, 1999, between the Company and The Bank of New York (the "Rights Agreement"), provides that certain transactions, including the Offer and the Merger, will cause the issuance of right certificates unless the Board has approved in advance such transactions. At a special meeting of the Board on September 17, 1999, the Board unanimously approved the consummation of the transactions contemplated by the Merger Agreement, including the Stock Option Agreement, the Shareholder Agreement, the acceptance of the Offer and consummation of the Merger. As a result of the approval by the Board of the Merger Agreement, the Stock Option Agreement, the Shareholder Agreement, the Offer and the Merger, none of Purchaser, Parent and Saint-Gobain will be deemed an "Acquiring Person" under the Rights Agreement and the Offer and the Merger will not cause the issuance of any right certificates pursuant to the Rights Agreement. The foregoing is a summary of certain provisions of the Rights Agreement and is qualified in its entirety by reference to the Rights Agreement. A copy of the Rights Agreement is filed with the Commission as an Exhibit to the Schedule 14D-9 filed by the Company pursuant to Section 14(d)(4) of the Exchange Act in connection with the Offer (the "Company 14D-9").

Confidentiality Agreement

   On May 27, 1999, the Company and Saint-Gobain Industrial Ceramics, Inc., a wholly owned subsidiary of Parent, entered into a Reciprocal Confidentiality Agreement (the "Confidentiality Agreement"). Each party has agreed therein that for three years following the date of the Confidentiality Agreement, it will keep confidential all nonpublic, confidential or proprietary information of the other party, subject to certain exceptions, and will use the confidential information for no purpose other than evaluating a possible business combination with the other party. The foregoing is a summary of certain provisions of the Confidentiality Agreement and is qualified in its entirety by reference to the Confidentiality Agreement. A copy of the Confidentiality Agreement is filed as an Exhibit to the Schedule 14D-1.

   11. Purpose of the Offer; Plans for the Company.

   Purpose of the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek proportional representation on the Company's Board of Directors and consummate the Merger.

   The Board of Directors of the Company has unanimously recommended that all holders of Shares tender such Shares pursuant to the Offer. The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, which approval Purchaser believes satisfies the relevant requirements of the CGCL.

   If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board of Directors in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

   "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 is not applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

   Shareholder Approval. Under the CGCL, the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger

Agreement that the execution and delivery of the Merger Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval and adoption of the Merger by the shareholders of the Company in accordance with the CGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Therefore, unless the Merger is consummated in accordance with the short-form merger provisions under the CGCL described below (in which case no action by the shareholders of the Company will be required to consummate the Merger), the only remaining corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote all Shares beneficially owned by it in favor of the adoption of the Merger Agreement at the Company shareholder's meeting. In the event that Purchaser acquires the Revised Minimum Number of Shares, it would have the ability to ensure approval of the Merger by the shareholders of the Company with the approval of a de minimus number of remaining outstanding Shares.

   Short-Form Merger. Section 1110 of the CGCL provides that, if a parent corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the merger of the parent corporation into the subsidiary corporation may be effected by having the board of directors of the parent corporation approve and adopt a resolution or plan of merger and by making the appropriate filings with the California Secretary of State, without any action or vote on the part of the shareholders of the subsidiary corporation. Under the CGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to effect the Merger without a vote of the shareholders of the Company. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, subject to the satisfaction or (to the extent permitted under the Merger Agreement) waiver of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer without a meeting of shareholders of the Company.

   Under the CGCL, the Merger consideration paid to the Company's shareholders may not be cash if Purchaser, Parent or Saint-Gobain owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If such shareholder consent or Commissioner of Corporations approval is not obtained, the CGCL requires that the consideration received in the Merger consist only of non-redeemable common stock of Parent. The purpose of the Offer is to obtain 90% or more of the Shares and thus to enable Parent and Purchaser to acquire all the equity of the Company for consideration consisting solely of cash.

   Approval Under the Restated Articles of Incorporation. Article 4 of the Company's Restated Articles of Incorporation (the "Articles") provides that the adoption or authorization of certain transactions (including the Merger) with "Interested Persons" holding more than 20% of the shares of Common Stock, including Parent, Purchaser and Saint-Gobain after the purchase by Purchaser of at least 20% of the shares of Common Stock pursuant to the Offer, requires the affirmative vote of the holders of at least 80% of the shares of Common Stock, unless the acquisition of 20% of the shares of Common Stock by such "Interested Person" was approved in advance by the Company's Board of Directors by a vote of not less than 75% of the authorized number of directors then holding office. At a special meeting of the Company's Board of Directors on September 17, 1999, the Company's Board of Directors unanimously approved the consummation of the transactions contemplated by the Merger Agreement, the acceptance of the Offer and consummation of the Merger. As a result of the unanimous approval by the Company's Board of Directors of the Merger Agreement, the Stock Option Agreement, the Shareholder Agreement, the Offer and the Merger, the provisions of Article 4 of the Articles shall not apply to the Merger Agreement, the Stock Option Agreement, the Shareholder Agreement, the Offer or the Merger.

   The foregoing is a summary of certain provisions of the Articles and is qualified in its entirety by the provisions of the Articles filed as an Exhibit to the Company 14D-9.

   Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time, by complying with the provisions of Chapter 13 of the CGCL, may have certain rights to dissent and to require the Company to purchase their Shares for cash at "fair market value." In general, holders of Shares will be entitled to exercise dissenters' rights under the CGCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or by any law or regulation ("Restricted Shares"). Accordingly, if any holder of Restricted Shares or the holders of five percent or more of the Shares properly file demands for payment, all other holders who fully comply with all other applicable provisions of Chapter 13 of the CGCL will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), holders of Shares may exercise dissenters' rights as to any or all of their Shares entitled to such rights.

   If the statutory procedures under the CGCL relating to dissenters' rights are complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a result of the Merger. The value so determined could be more or less than the Offer Price.

   The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights and is qualified in its entirety by reference to the CGCL. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the CGCL.

   Plans for the Company. In connection with its consideration of the Offer, Parent has made a preliminary review, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires control of the Company. Such strategies are expected to include, among other things, the integration of certain assets or lines of business of the Company with those of Parent and its subsidiaries, as well as the implementation of technical and industrial savings and synergies created by the transaction, including the rationalization of production capabilities and a reduction in selling, general and administrative expense. Parent currently estimates that up to $16 million, $23 million and $29 million of such savings and synergies may be achieved in fiscal years 2000, 2001 and 2002, respectively, as a result of the transaction.

   Except as described above or elsewhere in this Offer to Purchase, Parent has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company's Board of Directors or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

   12. Effect of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly-held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were fewer than 1,200 holders of at least 100 Shares or the aggregate market value of such publicly-held Shares were less than $5 million. According to the Company 10-K, there were approximately 1,000 holders of record of Shares as of March 31, 1999. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

   If the NYSE were to delist the Shares (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the NYSE listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation Systems or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible, that following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers.

   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a shareholder's meeting and the related requirement of an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE listing. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

   13. Dividends and Distributions. If on or after September 18, 1999, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on September 18, 1999 of stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Sections 14 and 15, Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate including the number or type of securities to be purchased.

   If, on or after September 18, 1999, the Company should declare or pay any dividend on the Shares (other than regular quarterly cash dividends not in excess of $0.03 per Share having usual record and payment dates) or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Sections 14 and 15, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

   14. Extension of Tender Period; Termination; Amendment. Purchaser reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in Section 15 shall have been satisfied, (i) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension, (ii) to waive any conditions to the Offer, other than the Minimum Condition which requires the prior written consent of the Company (except in contemplation of the exercise of the Top-Up Option), by making a public announcement of such waiver or (iii) to amend the Offer in any respect (other than any of the following changes to the Offer which require the prior written consent of the Company: changes to the form of consideration to be paid, decreases in the price per Share or the number of Shares sought in the Offer, imposition of conditions to the Offer in addition to those set forth in Section 15 or is otherwise materially adverse to the holders of the Shares) by making a public announcement of such amendment; provided that, in accordance with the Merger Agreement, Purchaser may extend the Offer on not more than two occasions and for not more than ten business days on each such occasion. Except as required by the Merger Agreement, there can be no assurance that Purchaser will exercise its right to extend, waive any condition of or amend the Offer.

   If, with the prior written consent of the Company, Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow shareholders to consider the amended terms of the Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

   Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

   If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

   Any extension, termination, waiver of any condition or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

   15. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for any Shares, and may terminate the Offer as provided in Section 14, if (i) the Minimum Condition has not been satisfied or waived (pursuant to the Merger Agreement) by the Expiration Date, (ii) the applicable waiting period under the HSR Act or under any applicable Antitrust Laws shall not have expired or been terminated by the Expiration Date, or (iii) at any time on or after September 18, 1999 and prior to the Expiration Date, any of the following conditions exist:

     (a) there shall be instituted or pending any action, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, before any court or governmental authority or agency, domestic or foreign,

       (1) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to require the Company, Parent or Purchaser to pay any damages related to the Offer, the Merger or the other transactions contemplated by the Merger Agreement that are material in relation to the Company taken as a whole,

       (2) seeking to impose material limitations on the ability of Purchaser, or to render Purchaser unable to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger,

       (3) seeking to restrain or prohibit Parent's ownership or operation (or that of its affiliates) of all or any portion of the business or assets of the Company and its subsidiaries or of Parent and its affiliates or to compel Parent or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its subsidiaries or of Parent and its affiliates, other than any such restraint, prohibition or disposition that is a De Minimus Restriction,

       (4) seeking to impose limitations on the ability of Parent, Purchaser or any of Parent's other affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other affiliates on all matters properly presented to the Company's shareholders,

       (5) seeking to require divestiture by Parent, Purchaser or any of Parent's other affiliates of any Shares or

       (6) that otherwise is reasonably likely to have a Material Adverse Effect on the Company; or

     (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act and of any applicable Antitrust Laws to the Offer or the Merger, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above; or

     (c) any person shall have entered into a definitive agreement or an agreement in principle with the Company regarding an Acquisition Proposal; or

     (d) the Board of Directors of the Company (i) shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, (ii) shall have failed to reaffirm such approval or recommendation upon Parent's request or (iii) shall have recommended or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal; or

     (e) it shall have been publicly disclosed or Parent shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have acquired beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares); or

     (f) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, or any representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality or Material Adverse Effect or any similar standard or qualification shall not be true and correct or any such representations or warranties that are not so qualified shall not be true and correct, individually or in the aggregate, so as to be reasonably likely to have a Material Adverse Effect on the Company, in each case, when made or as of the scheduled expiration of the Offer as if made at and as of such time; or

     (g) there shall have occurred a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (other than any war or armed hostilities or other calamity in the Balkan States) that is reasonably expected to have a Material Adverse Effect on the Company; or

     (h) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

   16. Certain Legal Matters; Regulatory Approvals.

   General. Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought. Except as described under "Antitrust" and "Foreign Laws" below, there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 15.

   State Takeover Statutes--Section 1203 of the CGCL. The Company is incorporated under the laws of the State of California. Section 1203 of the CGCL provides that if a tender offer is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation is required to be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term "interested party" includes, among other things, a person who is a party to the transaction and
(A) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (B) is, or is directly or indirectly controlled by, an officer or director of the subject corporation or (C) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. While none of the Company, Parent or Purchaser believes that the Offer constitutes a transaction that falls within the provisions of Section 1203, an independent financial advisor, Lehman Brothers, has been retained by the Company to provide a fairness opinion with respect to the Offer.

   Under the CGCL, the Merger consideration paid to the shareholders of the Company may not be cash if Purchaser, Parent or Saint-Gobain owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders of the Company consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof.

   The Merger Agreement provides that, in the event the Minimum Condition is not satisfied on any scheduled Expiration Date of the Offer, Purchaser may, without the consent of the Company (i) extend the Offer (provided that Purchaser may only extend the Offer on two occasions for not more than ten business days on each such occasion), (ii) amend the Offer to waive the Minimum Condition in contemplation of the exercise of the Top-Up Stock Option (to the extent the Top-Up Stock Option is exercisable at such time), or (iii) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled Expiration Date of the Offer (without giving effect to the exercise of the Top-Up Stock Option) and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date, when taken together with the Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, Purchaser will (x) reduce the Minimum Condition to the Revised Minimum Number,
(y) reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned directly or indirectly by Parent and Saint-Gobain, will equal the Revised Minimum Number and (z) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares. In the event that (a) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Parent and Saint-Gobain, is more than 50% of the then outstanding Shares, (b) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (c) Shares have not been accepted for payment by Purchaser prior to November 10, 1999, Purchaser shall be required to take either the action contemplated by clause (ii) or the action contemplated by clause (iii) above. In the event that Purchaser acquires the Revised Minimum Number of Shares, it would have the ability to ensure approval of the Merger by the shareholders of the Company with the approval of a de minimus number of remaining outstanding Shares.

   State Takeover Statutes--Ohio Take-Over Act. Section 1707.041 and related sections of the Ohio Revised Code (collectively, the "Ohio Take-Over Act") regulate tender offers for any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company(a "control bid"). A subject company includes an issuer, such as the Company, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least $1.0 million, and that has more than 10% of its beneficial or record equity security holders resident in Ohio, or has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio, or has 1,000 beneficial or record equity security holders who are resident in Ohio. A subject company, however, need not be incorporated in Ohio.

   The Ohio Take-Over Act prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of Securities (the "Ohio Division"). In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

   Within three calendar days of such filing, the Ohio Division may, by order, summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division summarily suspends a control bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 16 calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Take-Over Act has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the control bid by filing new or amended information pursuant to the Ohio Take-Over Act. Purchaser and Parent have filed the information required under the Ohio Take-Over Statute.

   State Takeover Statutes--Other. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the

Offer or any such merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws.

   In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

   Antitrust--United States. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

   Pursuant to the requirements of the HSR Act, Purchaser will file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is expected to expire prior to October 22, 1999. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

   A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 15. Subject to Section 4, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer must be extended, as necessary, through November 10, 1999 and thereafter may, but need not, be extended.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions and Section 10 for certain termination rights in connection with antitrust suits.

   Antitrust--Germany. Pursuant to the Gesetz gegen Wettbewerbsbeschrankungen (the Act Against Restraints of Competition), Parent is required to submit a notification to the German Federal Cartel Office (the "FCO"). The initial waiting period applicable to the purchase of Shares pursuant to the Offer is one month unless the FCO extends the waiting period if it determines that additional review is required. If such a determination is made, the waiting period may be extended for a period of up to four months (such period to commence from the day following the filing date of the premerger notification). If the FCO concludes that the acquisition will lead to the creation or strengthening of a market dominating position, the acquisition will be prohibited unless the parties agree to remedy the adverse competitive impact identified by the FCO. The FCO may approve Purchaser's acquisition of the Shares pursuant to the Offer prior to the expiration of the initial one-month waiting period. There can be no assurance, however, that the initial one-month waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the conditions to the Offer, including the expiration of this waiting period, are satisfied or waived by Purchaser by the Expiration Date.

   Antitrust--Italy. Pursuant to the Norme per la Tutela della Concorrenze e del Mercato, Parent may be required to provide notice of the Offer to the Autorita Garante della Concorranza e del Mercato (the "AGCM") in advance of its consummation. Upon such filing, the AGCM will have 30 days to either (i) approve the indirect transfer of Italian assets that would result from consummation of the Offer or (ii) institute a full investigation of the effect of the transactions pursuant to the Merger Agreement on competition in the Italian economy. Within 45 days of commencing any such investigation, the AGCM will either (a) approve the consummation of the Offer, (b) prohibit the indirect transfer of Italian assets, (c) condition such transfer on divestiture of some portion of such assets or (d) extend the investigation for an additional 30 days. Shares will not be accepted for payment or paid for pursuant to the Offer until the conditions to the Offer, including the approval by the AGCM or the expiration of this waiting period, are satisfied or waived by Purchaser by the Expiration Date.

   Antitrust--Other Foreign Laws. There is a possibility that filings may have to be made with other foreign governmental or regulatory authorities under their pre-merger notification or similar statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

   17. Fees and Expenses. Lazard Freres is acting as investment banker to Parent in connection with the proposed acquisition of the Company and is acting as Dealer Manager in connection with the Offer. Parent has agreed to pay Lazard Freres as compensation for its services as investment banker and as Dealer Manager in connection with the Offer a fee of $2,750,000. Parent has also agreed to reimburse Lazard Freres for all out-of-pocket expenses incurred in connection with the Offer (including the fees and disbursements of outside counsel) and to indemnify Lazard Freres and certain related persons against certain liabilities, including, without limitation, certain liabilities under the federal securities laws.

   Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

   None of Purchaser, Parent or Saint-Gobain will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

   18. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT OR SAINT-GOBAIN NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Purchaser, Parent and Saint-Gobain have filed the Schedule 14D-1 with the Commission, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                             FCY Acquisition Corporation

September 24, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

   1. Directors and Executive Officers of Saint-Gobain. The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of Compagnie de Saint-Gobain. Where no date is shown, the individual has occupied the position indicated or a similar position for a period of time beyond five years. All directors and officers of Compagnie de Saint-Gobain listed below are citizens of France, except for Mr. Breuer, who is a citizen of Germany, Mr. Leal Maldonado, who is a citizen of Spain, Mr. Neeteson, who is a citizen of The Netherlands, Mr. Dachowski, who is a citizen of the United Kingdom, and Messrs. Caccini and Caliari, who are citizens of Italy. Directors are identified by an asterisk next to their names.

                                    Present Principal Occupation or Employment
                                                       and
     Name and Business Address             Five-Year Employment History
     -------------------------             ----------------------------

*Jean-Louis Beffa                  Chairman and Chief Executive Officer of
 Compagnie de Saint-Gobain         Compagnie de Saint-Gobain.
 Les Miroirs
 92096 La Defense Cedex (France)


*Isabelle Bouillot                 Vice President of Caisse des Depots et
 Caisse des Depots et              Consignations (1996-present); and Director
 Consignations 57, rue de Lille    of Budget at the Ministry of Finances
 75007 Paris (France)              (until 1996).


*Dr. Rolf E. Breuer                Chairman of the Management Board of
 Deutsche Bank AG                  Deutsche Bank AG (1997-present) and Member
 Taunusanlage 12                   of the Management Board of Deutsche Bank
 60262 Frankfurt (Germany)         AG.


*Bernard Esambert                  Vice-Chairman of the Bollore Group.
 Groupe Bollore
 Tour Delmas
 31-32 quai de Dion-Bouton 92811
 Puteaux (France)


*Pierre Faurre                     Chairman and Chief Executive Officer of
 SAGEM                             SAGEM.
 6 avenue d'Iena
 75783 Paris Cedex 16 (France)


*Eric d'Hautefeuille               Chief Operating Officer of Compagnie de
 Compagnie de Saint-Gobain         Saint-Gobain (1998-present); Senior Vice
 Les Miroirs                       President of Compagnie de Saint-Gobain
 92096 La Defense Cedex            (1996-1998); and President of the Flat
 (France)                          Glass Division of Compagnie de Saint-Gobain
                                   (until 1996).


*Jose-Luis Leal Maldonado          Chairman of the Spanish Banking
 Centro Velasquez, 64-6e           Association.
 E-28001 Madrid (Spain)

                                    Present Principal Occupation or Employment
                                                       and
     Name and Business Address             Five-Year Employment History

*Jacques-Louis Lions               Professor at the College de France (Paris);
 College de France                 President of the French Academy of Sciences
 3 rue d'Ulm                       (1996-1998); and Vice President of The
 75005 Paris (France)              French Academy of Sciences (1994-1996).


*Jean-Maurice Malot                President of the Employees' and Former
 Saint-Gobain Vitrage              Employees' Shareholders Association and of
 Les Miroirs                       the Supervisory Board of the Group Share
 92096 La Defense Cedex            Savings Plan Mutual Funds of Compagnie de
 (France)                          Saint-Gobain (1997-present); and Manager of
                                   the French Southern and Western
                                   subsidiaries of the Flat Glass Division of Compagnie de Saint-Gobain.

*Jean-Marie Messier                Chairman and Chief Executive Officer of
 Vivendi Group                     Vivendi (1998-present) and of Cegetel
 42, avenue de Friedland           (1998-present); and Chairman and Chief
 75008 Paris (France)              Executive Officer of Compagnie Generale des
                                   Eaux (1996-1998).

*Gerard Mestrallet                 Chairman of the Management Board of
 Suez/Lyonnaise des Eaux           Suez/Lyonnaise des Eaux (1997-present);
 1rue d'Astorg                     Chairman and Chief Executive Officer of
 75008 Paris (France)              Compagnie de Suez (1995-1997); and
                                   Executive Officer of Societe Generale de
                                   Belgique (until 1995).

*Michel Pebereau                   Chairman and Chief Executive Officer of
 Banque Nationale de Paris         Banque Nationale de Paris.
 16, boulevard des Italiens
 75009 Paris (France)

*Bruno Roger                       Managing Partner of Lazard Freres et Cie.;
 Lazard Freres & Cie.              and Managing Director of Lazard Freres &
 121 boulevard Haussmann           Co. LLC.
 75008 Paris (France)


 Gianpaolo Caccini                 Senior Vice President of Compagnie de
 Saint-Gobain Corporation          Saint-Gobain (1996-present); Vice Chairman,
 750 East Swedesford Road          President and Chief Executive Officer of
 Valley Forge, Pennsylvania 19482  Saint-Gobain Corporation (1996-present);
                                   General Delegate of Compagnie de Saint-
                                   Gobain for the United States and Canada
                                   (1996-present); Chairman, President, Chief
                                   Executive Officer and Director of Norton
                                   Company (1996-present); and President of the Fiber Reinforcement Division of
                                   Compagnie de Saint-Gobain (until 1996).

 Emile Francois                    Senior Vice President of Compagnie de
 Poliet                            Saint-Gobain (1997-present); President of
 Les Miroirs                       the Specialized Distribution Division of
 92096 La Defense Cedex (France)   Compagnie de Saint-Gobain (1997-present);
                                   Chairman and Chief Executive Officer of
                                   Poliet (1998-present); Chairman and Chief
                                   Executive Officer of Lapeyre (1997-
                                   present); and President of the Industrial
                                   Ceramics Division of Compagnie de Saint-
                                   Gobain (until 1996).

                                    Present Principal Occupation or Employment
                                                       and
     Name and Business Address             Five-Year Employment History

Jean-Francois Phelizon             Senior Vice President of Compagnie de
Compagnie de Saint-Gobain          Saint-Gobain (1998-present); and Finance
Les Miroirs                        Director of Compagnie de Saint-Gobain.
92096 La Defense Cedex (France)


Claude Picot                       Senior Vice President of Compagnie de
Saint-Gobain Emballage             Saint-Gobain (1996-present); and President
Les Miroirs                        of the Containers Division of Compagnie de
92096 La Defense Cedex (France)    Saint-Gobain.


Bernard Field                      Corporate Secretary of Compagnie de Saint-
Compagnie de Saint-Gobain          Gobain.
Les Miroirs
92096 La Defense Cedex (France)

Herve Gastinel                     Vice President, Corporate Planning of
Compagnie de Saint-Gobain          Compagnie de Saint-Gobain (1998-present);
Les Miroirs                        and Civil Services.
92096 La Defense Cedex (France)


Jean-Paul Gelly                    Vice President, Human Resources of
Compagnie de Saint-Gobain          Compagnie de Saint-Gobain (1998-present);
Les Miroirs                        and Managing Director of Saint-Gobain
92096 La Defense Cedex (France)    Development (prior to 1998).


Jean-Claude Lehmann                Vice President, Research of Compagnie de
Compagnie de Saint-Gobain          Saint Gobain.
Les Miroirs
92096 La Defense Cedex (France)

Robert Pistre                      Advisor to the Chairman of Compagnie de
Compagnie de Saint-Gobain          Saint-Gobain (1998-present); and Vice
Les Miroirs                        President, Human Resources of Compagnie de
92096 La Defense Cedex (France)    Saint-Gobain (until 1998).


Reinier-Paul Neeteson              Vice President, International Development
Compagnie de Saint-Gobain          of Compagnie de Saint-Gobain (1999-
Les Miroirs                        present); General Delegate of Compagnie de
92096 La Defense Cedex (France)    Saint-Gobain for Belgium, Netherlands,
                                   Luxembourg and United Kingdom (1996-1999);
                                   and General Delegate of Compagnie de Saint-
                                   Gobain for Scandinavian countries (until
                                   1996).

Jacques Aschenbroich               President of the Flat Glass Division of
Compagnie de Saint-Gobain          Compagnie de Saint-Gobain (1996-present);
Les Miroirs                        and Chairman of the Management Board of
92096 La Defense Cedex (France)    Vegla GmbH (until 1996).


Roberto Caliari                    President of the Reinforcements Division of
Compagnie de Saint-Gobain          Compagnie de Saint-Gobain (1996-present);
Les Miroirs                        and Manager of European and Korean
92096 La Defense Cedex (France)    Development of the Fiber Reinforcement
                                   Division of Compagnie de Saint-Gobain
                                   (until 1996).

                                    Present Principal Occupation or Employment
                                                       and
     Name and Business Address             Five-Year Employment History

 Pierre-Andre de Chalendar         President of the Abrasives Division of
 Compagnie de Saint-Gobain         Compagnie de Saint-Gobain (1996-present);
 Les Miroirs                       Executive Vice President of Norton Company
 92096 La Defense Cedex (France)   (1996-present); Vice President of Saint-
                                   Gobain Corporation (1996-1999); and General
                                   Manager of Abrasives, Europe of Compagnie de Saint-Gobain (until 1996).

 Gilles Colas                      President of the Building Materials
 Compagnie de Saint-Gobain         Division of Compagnie de Saint-Gobain
 Les Miroirs                       (1997-present); and Corporate Planning
 92096 La Defense Cedex (France)   Director of Compagnie de Saint-Gobain
                                   (until 1997).

 Philippe Crouzet                  President of the Industrial Ceramics
 Compagnie de Saint-Gobain         Division of Compagnie de Saint-Gobain
 Les Miroirs                       (1996-present); and General Delegate of
 92096 La Defense Cedex (France)   Compagnie de Saint-Gobain for Spain and
                                   Portugal (until 1996).

 Peter R. Dachowski                President of the Insulation Division of
 Compagnie de Saint-Gobain         Compagnie de Saint-Gobain (1996-present);
 Les Miroirs                       and Executive Vice President of CertainTeed
 92096 La Defense Cedex (France)   Corporation.


 Christian Streiff                 President of the Pipe Division of Compagnie
 Pont-a-Mousson SA                 de Saint-Gobain (1997-present); and
 91 avenue de la Liberation        Managing Director of Saint-Gobain Emballage
 54000 Nancy (France)              (until 1997).

   2. Directors and Executive Officers of Parent. The following table sets forth the name, present principal occupation or employment and five-year employment history of the directors and executive officers of Norton Company. Where no date is shown, the individual has occupied the position indicated or a similar position for a period of time beyond five years. All directors and officers listed below are citizens of the United States, except for Mr. Caccini, who is a citizen of Italy, and Mr. de Chalendar, who is a citizen of France. Directors are identified by an asterisk next to their names.

                                    Present Principal Occupation or Employment
                                                       and
     Name and Business Address             Five-Year Employment History

*Gianpaolo Caccini                 Chairman, President, Chief Executive
 Saint-Gobain Corporation          Officer and Director of Norton Company
 750 E. Swedesford Road            (1996-present);
 Valley Forge, PA 19482-0101       Senior Vice President of Compagnie de
                                   Saint-Gobain (1996-present); Vice Chairman,
                                   President and Chief Executive Officer of
                                   Saint-Gobain Corporation (1996-present);
                                   General Delegate of Compagnie de Saint-
                                   Gobain for the United States and Canada
                                   (1996-present); and President of the Fiber
                                   Reinforcement Division of Compagnie de
                                   Saint-Gobain (until 1996).

 Robert C. Ayotte                  Executive Vice President of Norton Company
 Saint-Gobain Industrial           (1997-present);
 Ceramics, Inc.                    President and Chief Executive Officer of
 1600 West Lee Street              Saint-Gobain Industrial Ceramics, Inc.;
 Louisville, Ky 40201-7409         Chairman and Chief Executive Officer of
                                   Purchaser (1999-present); President of
                                   Specialty Crystals and Process Systems
                                   Division of Industrial Ceramics Branch of
                                   Compagnie de Saint-Gobain; and President of Performance Plastics Division of Industrial
                                   Ceramics Branch of Compagnie de Saint-
                                   Gobain and Chairman and Chief Executive
                                   Officer of Norton Performance Plastics
                                   Corporation (1997-present).

 Pierre-Andre de Chalendar         Executive Vice President of Norton Company
 Compagnie de Saint-Gobain         (1996-present);
 Les Miroirs                       President of the Abrasives Division of
 92096 La Defense Cedex (France)   Compagnie de Saint-Gobain (1996-present);
                                   Vice President of Saint-Gobain Corporation
                                   (1996-1999); and General Manager of
                                   Abrasives, Europe of Compagnie de Saint-
                                   Gobain (until 1996).

*George B. Amoss                   Vice President, Finance and Director of
 Saint-Gobain Corporation          Norton Company; Vice President, Finance of
 750 E. Swedesford Road            Saint-Gobain Corporation; and Vice
 Valley Forge, PA 19482-0101       President, Finance of Purchaser (1999-
                                   present).


 Dennis J. Baker                   Vice President of Norton Company; Vice
 Norton Company                    President, Human Resources of Saint-Gobain
 One New Bond Street               Corporation; and Vice President, Human
 Worcester, MA 01615-0008          Resources of the Abrasives Division of
                                   Compagnie de Saint-Gobain.

 F. Lee Faust                      Vice President of Norton Company; Vice
 Saint-Gobain Corporation          President of Purchaser (1999-present); and
 750 E. Swedesford Road            Vice President of Saint-Gobain Corporation.
 Valley Forge, PA 19482-0101

                                    Present Principal Occupation or Employment
                                                       and
     Name and Business Address             Five-Year Employment History

 Robert W. Fenton                  Vice President and Controller of Norton
 Saint-Gobain Corporation          Company (1996-present); and Vice President
 750 E. Swedesford Rd.             and Controller of Saint-Gobain Corporation
 Valley Forge, PA 19482-0101       (1996-present); Financial Controller of
                                   Compagnie de Saint-Gobain (1995-1996); and
                                   Assistant Controller and Director of
                                   Financial Analysis of Saint-Gobain
                                   Corporation (until 1995).

 James F. Harkins, Jr.             Vice President of Norton Company; Vice
 Saint-Gobain Corporation          President and Treasurer of Purchaser (1999-
 750 E. Swedesford Rd.             present); Treasurer of Norton Company
 Valley Forge, PA 19482-0101       (1995-present); Vice President and
                                   Treasurer of Saint-Gobain Corporation
                                   (1995-present); and Assistant Treasurer of
                                   Saint-Gobain Corporation (until 1995).

 Thomas M. Landin                  Vice President of Norton Company; and Vice
 Saint-Gobain Corporation          President of Saint-Gobain Corporation.
 750 E. Swedesford Rd.
 Valley Forge, PA 19482-0101

 Mark E. Mathisen                  Vice President of Norton Company (1996-
 Norton Company                    present);
 One New Bond Street               Vice President, North America and Vice
 Worcester, MA 01615-0008          President, Coated Abrasives, Worldwide of
                                   the Abrasives Division of Compagnie de
                                   Saint-Gobain (1997-present); Vice
                                   President, Operations, North America of the
                                   Abrasives Division of Compagnie de Saint-
                                   Gobain (1996-present); and Vice President,
                                   Manufacturing, Grinnell Flow Control
                                   Division of Tyco International (until
                                   1995).

John R. Mesher                     Vice President, Secretary and Clerk of
Saint-Gobain Corporation           Norton Company; Vice President and
750 E. Swedesford Road             Secretary of Purchaser (1999-present);
Valley Forge, PA 19482-0101        Vice President, General Counsel and
                                   Secretary of Saint-Gobain Corporation
                                   (1997-present); and Vice President, Deputy
                                   General Counsel and Secretary of Saint-
                                   Gobain Corporation (until 1997).

Robert J. Panaro                   Vice President of Norton Company; Vice
Norton Company                     President and Controller of the Abrasives
One New Bond Street                Division, North America, of Compagnie de
Worcester, MA 01615-0008           Saint-Gobain (1996-1999); Vice President
                                   and Controller of Saint-Gobain Corporation
                                   (1995-1996); and Financial Controller of
                                   Saint-Gobain Corporation (until 1995).

                                    Present Principal Occupation or Employment
                                                       and
     Name and Business Address             Five-Year Employment History

John J. Sweeney III                Vice President and Assistant Treasurer of
Saint-Gobain Corporation           Norton Company; Vice President of Saint-
750 E. Swedesford Rd.              Gobain Corporation (1995-present); and
Valley Forge, PA 19482-0101        Assistant Treasurer of Saint-Gobain
                                   Corporation (until 1995).

Dorothy C. Wackerman               Vice President of Norton Company; and Vice
Saint-Gobain Corporation           President of Saint-Gobain Corporation.
750 E. Swedesford Rd.
Valley Forge, PA 19482-0101

Michael J. Walsh                   Vice President of Norton Company; Vice
Saint-Gobain Corporation           President of Saint-Gobain Corporation
750 E. Swedesford Rd.              (1995-present);
Valley Forge, PA 19482-0101        Director of Risks and Assurances of
                                   Compagnie de Saint-Gobain (1995-present);
                                   and Vice President and Treasurer of Saint-
                                   Gobain Corporation (until 1995).

   3. Directors and Executive Officers of Purchaser. The following table sets forth the name, present principal occupation or employment and five-year employment history of the directors and executive officers of FCY Acquisition Corporation ("Purchaser"). Where no date is shown, the individual has occupied the position indicated or a similar position for a period of time beyond five years. All directors and officers listed below are citizens of the United States, except for Mr. Crouzet, who is a citizen of France, and Mr. Bergengruen, who is a citizen of Germany. Directors are identified by an asterisk next to their names.

                                    Present Principal Occupation or Employment
                                                       and
     Name and Business Address             Five-Year Employment History

*Philippe Crouzet                  President of the Industrial Ceramics
 Compagnie de Saint-Gobain         Division of Compagnie de Saint-Gobain
 Les Miroirs                       (1996-present); and General Delegate of
 92096 La Defense Cedex (France)   Compagnie de Saint-Gobain for Spain and
                                   Portugal (until 1996).

*Robert C. Ayotte                  Executive Vice President of Norton Company
 Saint-Gobain Industrial           (1997-present);
 Ceramics, Inc.                    President and Chief Executive Officer of
 1600 West Lee Street              Saint-Gobain Industrial Ceramics, Inc.;
 Louisville, Ky 40201-7409         Chairman and Chief Executive Officer of
                                   Purchaser (1999-present); President of
                                   Specialty Crystals and Process Systems
                                   Division of the Industrial Ceramics Branch of Compagnie de Saint-Gobain; and President of Performance Plastics Division of the Industrial Ceramics Branch of Compagnie de
                                   Saint-Gobain and Chairman and Chief
                                   Executive Officer of Norton Performance
                                   Plastics Corporation (1997-present).

*Gerard Walsh                      President and Chief Operating Officer of
 Norton Performance Plastics       Purchaser (1999-present); President and
 Corporation                       Chief Operating Officer of Norton
 150 Dey Road                      Performance Plastics Corporation (1998-
 Wayne, NJ 07470                   present); Executive Vice President of
                                   Performance Plastics Division of the
                                   Industrial Ceramics Branch of Compagnie de
                                   Saint-Gobain (1998-present); and Business
                                   Director, Box Sealing Systems, Masking and
                                   Packaging Systems Divisions, 3M Company
                                   (until 1997).

*George B. Amoss                   Vice President, Finance and Director of
 Saint-Gobain Corporation          Norton Company; and Vice President, Finance
 750 E. Swedesford Road            of Saint-Gobain Corporation and Vice
 Valley Forge, PA 19482-0101       President, Finance of Purchaser (1999-
                                   present).


*Mark V. Barter                    Vice President of Purchaser (1999-present);
 Saint-Gobain Industrial           Vice President and Controller of Saint-
 Ceramics, Inc.                    Gobain Industrial Ceramics, Inc. (1996-
 Goddard Road                      present); Vice President of Norton
 Northboro, MA 01532               Performance Plastics Corporation (1999-
                                   present); Vice President, Finance and
                                   Controller of Carborundum Corporation
                                   (1996-present); and Vice President and
                                   Controller of Saint-Gobain Advanced
                                   Materials Corporation (until 1996).

*Manfred Bergengruen               Vice President of Purchaser (1999-present);
 Norton Pampus GmbH                Vice President of Norton Performance
 AM Nordkanal 37                   Plastics Corporation; and Vice President
 D-47877 Willich                   and General Manager, Precision Products
 Germany                           Department of Precision Products PRP,
                                   Europe (1997-present).

                                    Present Principal Occupation or Employment
                                                       and
     Name and Business Address             Five-Year Employment History

Mark A. Brebberman                 Vice President of Purchaser (1999-present);
Norton Performance Plastics        Vice President Finance and Information
Corporation                        Systems Norton Performance Plastics
150 Dey Road                       Corporation (1998-present); Director of
Wayne, NJ 07470                    Finance Corhart Refractories (1995-1996);
                                   Manager of Financial Analysis of Saint
                                   Gobain Corporation (1995-1996); and
                                   Business Controller of Corhart Refractories
                                   Sintered Division (until 1995).

John P. Ekstrom                    Vice President of Purchaser (1999-present);
Norton Performance Plastics        and Vice President and General Manager of
Corporation                        Fluid Systems of Norton Performance
150 Dey Road                       Plastics Corporation.
Wayne, NJ 07470


F. Lee Faust                       Vice President of Norton Company; Vice
Saint-Gobain Corporation           President of Purchaser (1999-present); and
750 East Swedesford Road           Vice President of Saint-Gobain Corporation.
Valley Forge, PA 19482-0101


James F. Harkins, Jr.              Vice President of Norton Company; Vice
Saint-Gobain Corporation           President and Treasurer of Purchaser (1999-
750 East Swedesford Road           present); Treasurer of Norton Company
Valley Forge, PA 19482-0101        (1995-present); Vice President and
                                   Treasurer of Saint-Gobain Corporation
                                   (1995-present); and Assistant Treasurer of
                                   Saint-Gobain Corporation (until 1995).

John R. Mesher                     Vice President, Secretary and Clerk of
Saint-Gobain Corporation           Norton Company; Vice President and
750 East Swedesford Road           Secretary of Purchaser (1999-present); Vice
Valley Forge, PA 19482-0101        President, General Counsel and Secretary of
                                   Saint-Gobain Corporation (1997-present);
                                   and Vice President, Deputy General Counsel and Secretary of Saint-Gobain Corporation
                                   (until 1997).

Steven M. Parker                   Vice President of Purchaser (1999-present);
Norton Performance Plastics        and Vice President of Norton Performance
Corporation                        Plastics Corporation.
150 Dey Road
Wayne, NJ 07470

Kenneth R. Sidman                  Vice President of Purchaser (1999-present);
Norton Performance Plastics        and Vice President of Norton Performance
Corporation                        Plastics Corporation.
150 Dey Road
Wayne, NJ 07470

          ADDITIONAL INFORMATION ON THE DESIGNATION OF REPRESENTATIVES
                    TO THE BOARD OF DIRECTORS OF THE COMPANY

   Prior to the consummation of the Merger, Purchaser may designate some of the people listed on Schedule I to the Board of Directors of the Company. The Merger Agreement provides that upon the acceptance for payment by Purchaser pursuant to the Offer of Shares that satisfies the Minimum Condition (as such Minimum Condition may be reduced to the Revised Minimum Number as described above), Parent shall be entitled to designate directors on the Company's Board of Directors as described in Section 10 under "Merger Agreement--Directors".

   None of the executive officers or directors of Saint-Gobain or Parent or any of its subsidiaries, including Purchaser, currently is a director of, or holds any position with, the Company. Except for the transactions contemplated by the Merger Agreement, none of Saint-Gobain, Purchaser or Parent and, to the best knowledge of Saint-Gobain, Purchaser and Parent, none of their directors or executive officers, as the case may be, or any of their associates beneficially owns any equity securities, or rights to acquire any equity securities, of the Company or has been involved in any transactions with the Company or any of its directors, executive officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the Commission, including Rule 14f-1 of the Exchange Act.

   Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    ChaseMellon Shareholder Services, L.L.C.

            By Mail:                    By Overnight Delivery:                     By Hand:

          P.O. Box 3301                   85 Challenger Road               120 Broadway, 13th Floor
   South Hackensack, NJ 07606               Mail Drop-Reorg                   New York, NY 10271
 Attn: Reorganization Department       Ridgefield Park, NJ 07660       Attn: Reorganization Department
                                    Attn: Reorganization Department

                           By Facsimile Transmission
                       (for Eligible Institutions only):

                                 (201) 296-4293

                             Confirm By Telephone:

                                 (201) 296-4860

   Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
                                17 State Street
                                  10th Floor
                           New York, New York 10004
               Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                            Lazard Freres & Co. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 632-6717